Exhibit 10.4

XENON PHARMACEUTICALS INC.

and

IVAX INTERNATIONAL GMBH

COLLABORATIVE DEVELOPMENT AND

LICENSE AGREEMENT

Effective as of December 7, 2012

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS/INTERPRETATION	1
1.1	Definitions	1
1.2	Interpretation	15

ARTICLE 2	COLLABORATIVE DEVELOPMENT PROGRAM	16
2.1	General	16
2.2	Collaborative Development Program Costs	16
2.3	Amendments to the Collaborative Development Plan	16
2.4	Collaborative Development Term	16
2.5	Xenon FTE Funding	16
2.6	FTE Records	17
2.7	Conduct of Collaborative Development Program	17

ARTICLE 3	JOINT DEVELOPMENT COMMITTEE & PRODUCT DEVELOPMENT COMMITTEE	18
3.1	Alliance Managers	18
3.2	Joint Development Committee and Product Development Committee	18
3.3	Governance of JDC	20
3.4	Decision Making	21
3.5	Responsibilities	21
3.6	Annual Plan	22
3.7	Subcontractors	22

ARTICLE 4	DISCLOSURE AND REPORTS DURING THE COLLABORATIVE DEVELOPMENT TERM	22
4.1	Technology Transfer	22
4.2	Quarterly Reports	23
4.3	Technology Disclosure	24
4.4	Books and Records	24
4.5	Copies and Inspection of Records	24
4.6	Material Transfers	24

ARTICLE 5	MANUFACTURE AND SUPPLY	25
5.1	Manufacturing and Supply	25

ARTICLE 6	DEVELOPMENT, COMMERCIALIZATION AND CO-PROMOTION	25
6.1	Diligence—Development and Commercialization Activities	25
6.2	Ivax Reports Following the Collaborative Development Term	26
6.3	Xenon Co-Promote Option	28

ARTICLE 7	CLOSING PAYMENT AND MILESTONE PAYMENTS	28
7.1	Closing Payment	28
7.2	Development Milestone Event and Payment	28

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i

7.3	Sales Milestone Events and Payments	28
7.4	Time of Payment	28
7.5	Affiliates and Sublicensees	29

ARTICLE 8	ROYALTIES	29
8.1	Full Royalty	29
8.2	Know-How Royalty	29
8.3	Generic Products	30
8.4	Royalty Stacking Offsets	30
8.5	Combination Products	30
8.6	Limits on Royalty Reductions	31
8.7	Non-Monetary Consideration	31
8.8	Royalty Reports; Payments	31
8.9	Audits	33
8.10	Tax Matters	34
8.11	Currency Exchange	34
8.12	Late Payments	34
8.13	Mode of Payment	35
8.14	Bank Account	35
8.15	Costs	35
8.16	Sublicensees	35
8.17	Post-Royalty Term	35
8.18	No Set-Off	36

ARTICLE 9	LICENSES	36
9.1	Xenon Licenses to Ivax	36
9.2	Ivax License to Xenon	36
9.3	Sublicense Rights	37
9.4	Negative Covenant	37
9.5	No Implied Licenses	37
9.6	[†] Considerations respecting XEN403	38
9.7	[†] Considerations respecting XEN402	38

ARTICLE 10	INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND ENFORCEMENT	39
10.1	Ownership of Intellectual Property	39
10.2	Prosecution and Maintenance of Ivax Background IP	40
10.3	Prosecution and Maintenance of Collaboration IP and Xenon Background IP	40
10.4	Prosecution and Maintenance of Xenon’s Background IP Patent Rights Covering R1150W	43
10.5	Infringement by Third Parties	43
10.6	Third Party Claims	45
10.7	Cooperation in Intellectual Property Infringement Proceedings	46
10.8	Settlement	46
10.9	Data Exclusivity	46

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10.10	Trademarks	47

ARTICLE 11	CONFIDENTIALITY	47
11.1	Confidential Information	47
11.2	Exceptions	47
11.3	Certain Disclosures	48
11.4	Publications	49
11.5	Employee and Advisor Obligations	49
11.6	Term of Confidentiality	50

ARTICLE 12	TERM AND TERMINATION	50
12.1	Term	50
12.2	Bankruptcy, Dissolution and Winding Up	50
12.3	Termination by the Parties	51
12.4	Termination for Breach	52
12.5	Events and Restrictions Following Termination	53
12.6	Ongoing Obligations	54
12.7	Dispute Resolution	55

ARTICLE 13	DISPUTE RESOLUTION	55
13.1	Mediation	55
13.2	Audit—Binding Determinations	56

ARTICLE 14	REPRESENTATIONS AND WARRANTIES	56
14.1	Representation of Authority; Consents	56
14.2	Representations and Warranties by Xenon.	56
14.3	Ivax Covenant	58
14.4	Employee and Consultant Obligations	59
14.5	Disclaimer of Warranty	59

ARTICLE 15	INDEMNIFICATION	60
15.1	Indemnity By Ivax	60
15.2	Indemnity by Xenon	61
15.3	Limitation of Liability	61
15.4	Method of Asserting Claims	62
15.5	Notice Period	62
15.6	Reimbursement	62
15.7	Settlement	62
15.8	Grant of Access and Assistance to Indemnifying Party	62
15.9	Conflict of Interest or Failure to Defend	63
15.10	Insurance Proceeds	63
15.11	Insurance	63

ARTICLE 16	GENERAL	63
16.1	Assignment	63

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16.2	Change of Control Event	64
16.3	Governing Law	65
16.4	United Nations Convention	65
16.5	Business Day	65
16.6	Notices	66
16.7	Force Majeure	66
16.8	Independent Contractors	67
16.9	No Strict Construction	67
16.10	No Implied Waivers; Rights Cumulative	67
16.11	Severability	67
16.12	Execution in Counterparts	68
16.13	No Third Party Beneficiaries or Obligors	68
16.14	Entire Agreement	68
16.15	Amendment	68
16.16	Compliance	68

Schedule A—XEN402		A-1

Schedule B—XEN403		B-1

Schedule C—INITIAL SUMMARY COLLABORATIVE DEVELOPMENT PLAN		C-1

Schedule D—IVAX BACKGROUND PATENT RIGHTS		D-2

Schedule E—XENON BACKGROUND PATENT RIGHTS		E-1

Schedule F—XENON CO-PROMOTION RIGHTS		F-1

Schedule G—PRESS RELEASE		G-1

Schedule H –THIRD PARTY AGREEMENTS		H-1

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

COLLABORATIVE DEVELOPMENT AND

LICENSE AGREEMENT

This Agreement is made December 7, 2012 (the “Effective Date”)

BETWEEN:

XENON PHARMACEUTICALS INC., a Canadian corporation having its principal place of business at 3650 Gilmore Way, Burnaby, British Columbia, V5G 4W8 (“Xenon”)

AND

IVAX INTERNATIONAL GMBH a Swiss limited liability company having its principal place of business at Alpenstrasse 2, 8640 Rapperswil, Switzerland (“Ivax”)

RECITALS

WHEREAS:

(A)	Xenon has proprietary technology and scientific expertise relating to research and development of compounds for the treatment of chronic and acute pain in humans;

(B)	Ivax and its Affiliates have expertise in developing, marketing and selling pharmaceutical products; and

(C)	Xenon and Ivax wish to collaborate on the clinical development of certain compounds, upon the terms set out in this Agreement, and Ivax and its Affiliates shall further develop, manufacture and sell products containing such compound(s).

WITNESSES THAT, in consideration of the premises and the mutual covenants contained herein, Xenon and Ivax agree as follows:

ARTICLE 1

DEFINITIONS/INTERPRETATION

1.1 Definitions

In this Agreement:

“Active Pharmaceutical Ingredient” means, in a pharmaceutical product, a clinically active material that provides pharmacological activity (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

“Affected Product” has the meaning set out in Section 8.3(a)(i).

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Affiliate” means, with respect to any Party, any Person, organization or entity which directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” of another Person, organization or entity will mean the ability, directly or indirectly, to direct the activities of the relevant entity, including:

(i)	ownership or control of more than fifty percent (50%) of the outstanding voting or other ownership interest of the other organization or entity; or

(ii)	direct or indirect possession of the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the organization or other entity;

PROVIDED that in the case of jurisdictions in which the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence if such foreign investor has the power to direct the management and policies of such entity. Neither of the Parties to this Agreement shall be deemed to be an “Affiliate” of the other solely as a result of their entering into this Agreement.

“Agreement” means this Agreement, including the Schedules hereto and any written agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, and as any of them may from time to time be supplemented or amended.

“Alliance Manager” has the meaning given to that term in Section 3.1.

“Annual Plan” has the meaning set out in Section 3.6.

“Applicable Law” means all applicable laws, rules, regulations, guidelines and policies that apply to the performance of either Party’s obligations relating to this Agreement that may be in effect from time to time (including disclosure obligations as required by any stock exchange or securities commission having authority over a Party, and any applicable rules, guidelines or other requirements of a Regulatory Authority) to the extent applicable to such Party.

“Arbitration” has the meaning set out in Section 8.5.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Books and Records” means, in whatever media, all books and records, documents, reports and accounts in connection with or relating to any research activities pursuant to this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes including to obtain Regulatory Approvals, and which shall be complete and accurate and shall fully and properly reflect all material work done and results achieved in the performance of the activities hereunder and which shall be retained as may be required by Applicable Law (provided that any such materials that relate to any Patent Rights shall be retained for the life of such rights plus five (5) years); as well as any other books and records as may be required from time to time by Applicable Law or this Agreement.

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Business Day” means any day other than (i) a Friday or Saturday for Ivax, (ii) a Saturday or Sunday for Xenon or (iii) a commercial holiday in either Vancouver, British Columbia, Toronto, Ontario, New York, NY or Tel Aviv, Israel, or (iv) such other day when the general operations of a Party are closed.

“Calendar Quarter” means each successive period of three calendar months ending on each of March 31, June 30, September 30, and December 31.

“Ceases Development” or “Ceased Development” means [†].

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CFR” means the US Code of Federal Regulations.

“Change of Control Event” has the meaning set out in Section 16.1(b).

“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial or Phase IV Clinical Trial.

“Collaborative Development Plan” means the written plan setting forth in reasonable detail the Development activities to be conducted by or on behalf of Ivax and/or Xenon and/or their respective Affiliates pursuant to this Agreement as further described in Section 3.2(a)(i), which plan shall assign responsibility for such Development activities between the Parties. An Initial Summary Collaborative Development Plan is attached as Schedule C hereto.

“Collaborative Development Program” means the Development activities to be conducted by the Parties over the course of the Collaborative Development Term, as set out in Section 3.2(a)(i) herein and in the Collaborative Development Plan.

“Collaborative Development Term” means the term of the Collaborative Development Program described in Section 2.4.

“Collaboration IP” means any Intellectual Property conceived, identified, or first made by Xenon or Ivax (each either alone, jointly, or with their Affiliates or Third Parties): (i) [†]; or (ii) [†].

“Collaboration Patent Rights” means all Patent Rights under Collaboration IP, including Joint Patent Rights.

“Combination Product” means a single Product in final form containing (i) one or more of XEN402 or XEN403 as Active Pharmaceutical Ingredient(s), and (ii) one or more other Active Pharmaceutical Ingredient(s).

[†].

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

“Commercialization” or “Commercialize” means any activities, including pre-launch activities, directed to preparation for sale of, offering for sale of, or sale of a Product, including activities related to marketing, advertising, promoting, detailing, distributing, importing, exporting such Product, conducting Phase IV Clinical Trials, and interacting with Regulatory Authorities regarding the foregoing.

“Confidential Information” means all non-public proprietary Intellectual Property or other non-public information (whether or not patentable) regarding a Party’s or its Affiliates’ research, Development, Manufacturing and Commercialization activities and such Party’s and its Affiliates’ technology, products, business information and objectives, which is designated as confidential by the disclosing Party prior to or at the time any such Intellectual Property or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing, Intellectual Property or other non-public information that is orally, electronically or visually disclosed by a Party without a written designation of confidentiality shall constitute Confidential Information of a Party: (i) if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document summarizing the Intellectual Property or other information, designating the same as confidential, or (ii) if such information is of the type that is customarily considered to be confidential information by Persons engaged in activities that are substantially similar to the activities being engaged in by the Parties. Confidential Information does not include information that (i) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as demonstrated by legally admissible evidence available to the receiving Party; (ii) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources (other than the disclosing Party) rightfully in possession of the Confidential Information and not bound by confidentiality obligations to the disclosing Party; (iii) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or (iv) is independently developed by or for the receiving Party without access to, reference to or reliance upon the Confidential Information, as demonstrated by competent written records. Notwithstanding the foregoing, any technical or business information of a Party or its Affiliates disclosed at a meeting of the JDC or PDC shall constitute Confidential Information of a Party unless otherwise specified in writing.

“Consumer Price Index” means the Consumer Price Index – All-items, applicable to Vancouver, British Columbia, as published by Statistics Canada, or if such Index is no longer published, then the Index most comparable thereto.

“Control” or “Controlled” means, with respect to any Intellectual Property, the possession (whether by license, other than pursuant to this Agreement, or ownership) by a Party or its Affiliates of the right to grant to the other Party access, a license, sublicense, or other right as provided herein (including the right to reference an NDA Filing) without violating the terms of any agreement or other arrangement, existing before, on, or after the Effective Date with any Third Party. Notwithstanding anything to the contrary under this Agreement, with respect to any Third Party that later becomes an Affiliate of a Party after the Effective Date (including a Third Party acquirer), no Intellectual Property of such Third Party will be included in the licenses granted hereunder by virtue of such Third Party becoming an Affiliate of such Party.

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“Covering”, “Cover”, or “Covered” means, with respect to a Patent Right, that, [†].

“Decision Point” has the meaning set out in Section 12.3(b).

“Development” or “Develop” means the conduct of all research, formulating, preclinical and other testing, nonclinical activities, Clinical Trials and other studies, and all other activities (including test method development, stability testing, toxicology studies, process development, statistical analysis and report writing, packaging, labelling and regulatory affairs, product approval and registration activities) necessary, desirable, or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining and maintaining Regulatory Approval. For clarity, Development excludes Phase IV Clinical Trials.

“Development Milestone Event” has the meaning set out in Section 7.2.

“Diagnostic Product” means an assay, test, test kit or service used solely for the purpose of Developing or Commercializing Products that is Covered by a Valid Claim of the Xenon Background Patent Rights in the Territory.

“Diligent Efforts” means:

(a)	In respect of Ivax, efforts and resources devoted to [†].

(b)	In respect of Xenon, efforts and resources devoted to [†].

(c)	[†].

“Disclosure” has the meaning set out in Section 11.4.

“Effective Date” has the meaning set out at the beginning of this Agreement.

“EMA” means the European Medicines Agency or any successor entity thereto.

“EU” means the European Union, or any country within the European Union, as it is constituted as of the Effective Date.

“FDA” means the US Food and Drug Administration and any successor agency thereto.

“Field” means all human and non-human indications.

“First Commercial Sale” means, with respect to a Product, the first bona fide sale of such Product to a Third Party by or on behalf of Ivax or its Affiliates or Sublicensees for monetary value, for use or consumption by the end user of such Product, in a country in the Territory after Regulatory Approval has been achieved for such Product in such country. For greater certainty, sales for test marketing, sampling and promotional uses, Clinical Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

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“FTE” means the equivalent of one full-time employee’s work time over a twelve (12) month period (including vacations, sick days and holidays applicable to each Party but in no event less than [†]) related directly to activities under the Collaboration Development Program. The portion of an FTE year devoted by an employee to the Collaborative Development Program shall be determined by dividing the number of full days during any twelve (12) month period devoted by such employee to the Collaborative Development Program by the total number of working days during such twelve (12) month period.

“FTE Rate” shall mean the amount Ivax will pay to Xenon over a consecutive twelve (12) month period during the Collaborative Development Term to support one (1) Xenon FTE dedicated to the Collaborative Development Plan. The FTE Rate shall be $[†] per FTE.

“Full Royalty” has the meaning set out in Section 8.1.

“GCP” means, at any time, the then current Good Clinical Practices as such term is defined from time to time by the FDA, or comparable standards or requirements of other relevant Regulatory Authority within the Territory.

“Generic Product” has the meaning set out in Section 8.3(a).

“IND” means an Investigational New Drug application, as described in 21 CFR § 312.23, filed for purposes of conducting Clinical Trials on a Product in accordance with the requirements of the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder, including all supplements and amendments thereto, and any analogous application and process required by a Regulatory Authority in a country or regulatory jurisdiction elsewhere in the Territory in order to conduct Clinical Trials on a Product in such country.

“Indication” means a specific disease for which an NDA Approval has been received. By way of example, the following are each an Indication: erythromelagia, [†]. For clarity, broad pain states such as neuropathic pain, inflammatory pain or severe pain are each comprised of multiple Indications.

“Insolvency Laws” shall mean any of the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada), and any other applicable similar federal, provincial, or foreign law (including common law or equity) of any jurisdiction (including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) now or hereafter in effect relating to bankruptcy, insolvency, receivership, liquidation, dissolution, winding-up, restructuring or reorganization of debtors (including any applicable corporations legislation), compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of any debtor or its indebtedness.

“Insolvency Proceeding” means any of the following, undertaken under Insolvency Laws or otherwise: (a) any case, action, application, petition, or other proceeding before any governmental authority or otherwise (i) relating to bankruptcy, insolvency, receivership,

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liquidation, dissolution, winding-up, restructuring or reorganization of debtors (including under any applicable corporations legislation), compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of any debtor or its indebtedness, or the filing of any notice in respect of the foregoing, or (ii) applying for or seeking the entry of an order for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for any debtor or any substantial part of its assets, or (b) any general assignment for the benefit of creditors, scheme of compromise or arrangement, formal or informal moratoria, compositions, extensions, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors including the filing of any notice of intent to file a proposal.

“Intellectual Property” means Patent Rights, Know-How, trade names, trademarks, copyright, trade dress, industrial and other designs, and all other forms of intellectual property, all whether or not registered, capable of registration, published or unpublished.

“Invalidity Claim” has the meaning set out in Section 10.5(f).

“Ivax Background IP” means:

(i)	Ivax Background Know-How; and

(ii)	Ivax Background Patent Rights.

“Ivax Background Know-How” means all Know-How that: (i) is Controlled by Ivax or its Affiliates as of the Effective Date; (ii) is not generally known; and (iii) is necessary for Xenon to conduct Development activities pursuant to the Collaborative Development Program as set forth in the Collaborative Development Plan including any amendments to the Collaborative Development Plan made by the JDC in accordance with the terms set forth herein.

“Ivax Background Patent Rights” means all Patent Rights Controlled by Ivax or its Affiliates as of the Effective Date that are necessary for Xenon to conduct Development activities pursuant to the Collaborative Development Program as set forth in the Collaborative Development Plan including any amendments to the Collaborative Development Plan made by the JDC in accordance with the terms set forth herein. All such Ivax Background Patent Rights are set out in Schedule D.

“Ivax Co-Promotion IP” means (i) all Patent Rights Controlled by Ivax or its Affiliates that are necessary for Xenon to conduct the activities set out in Schedule F respecting Products to which Xenon has exercised the Xenon Co-Promote Option; and (ii) all Know-How of Ivax or its Affiliates that is necessary for Xenon to perform the activities set out in Schedule F respecting such Products to which Xenon has exercised the Xenon Co-Promote Option.

“Ivax Indemnified Parties” has the meaning set out in Section 15.2.

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“Ivax Termination IP” means:

(a)	[†]; and

(b)	[†].

“Joint Collaboration IP” has the meaning set out in Section 10.1(b)(iii).

“JDC” or “Joint Development Committee” has the meaning set out in Section 3.2(a).

“Joint Patent Rights” has the meaning set out in Section 10.1(b)(iii).

“Know-How” means any know-how, inventions, discoveries, trade secrets, information, data and materials including ideas, concepts, formulas, methods, assays, practices, processes, software, devices, techniques, procedures, designs, compositions, constructs, compounds, plans, applications, research, preclinical and clinical data, regulatory information, manufacturing process, scale-up and other technical data, reports, documentation and samples, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology. Know-How excludes Patent Right(s).

“Know-How Royalty” has the meaning set out in Section 8.2(a).

“Major Market” means each of the United States, the United Kingdom, Germany, France, Spain, and Italy.

“Manufacture” or “Manufacturing” means all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding, as applicable, for research, Development or Commercialization, as the case may be, including process development, process qualification and validation, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytic development, quality stability testing, impurity characterization, assurance and quality control.

“Market Protected Product” means a Product to which, under Applicable Law, data exclusivity protection and/or market exclusivity protection has been afforded and is in effect, including:

(a)	Market exclusivity respecting introduction of a new chemical entity (NCE) to the market, as provided under the US Hatch-Waxman Act (1984) as amended;

(b)	Market exclusivity respecting introduction of an orphan drug to the market, as provided under the US Orphan Drug Act (1983) as amended;

(c)	Market exclusivity respecting introduction of a pediatric drug to the market, as provided under the US Best Pharmaceuticals for Children Act (2002) as amended;

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(d)	Data exclusivity and/or market exclusivity for a new drug, including any extensions thereto, each pursuant to the EU Data Exclusivity Regulation (EC) No. 726/2004 as amended;

(e)	Market exclusivity respecting introduction of an orphan drug to the market pursuant to the EU Orphan Drug Regulation (EC) No 141/2000 as amended; and

(f)	Market exclusivity respecting introduction of a pediatric drug to the market pursuant to the EU Regulation (EC) No 1901/2006 (Paediatric Regulation), including data exclusivity and/or marketing exclusivity under the Paediatric Use Marketing Authorization (PUMA), and any other similar legislation or regulations to the above, and any successor legislation or regulations relating thereto, in any jurisdiction in the Territory.

“Milestone Event” means a Development Milestone Event or Sales Milestone Event, as the case may be.

“Milestone Payments” means each of the payments described in Sections 7.2 and 7.3.

“NDA” or “New Drug Application” means an application submitted to a Regulatory Authority in any jurisdiction seeking approval to market and sell a Product, including a United States New Drug Application filed with the FDA pursuant to 21 CFR § 314.50 of the US Food, Drug and Cosmetic Act, or any application in any country corresponding to a United States New Drug Application, and all additions, supplements, extensions and amendments thereto.

“NDA Approval” means approval by a Regulatory Authority of an NDA.

“NDA Filing” means the filing with the applicable Regulatory Authority of a New Drug Application for a Product, and all additions, supplements, extensions, and amendments thereto.

“Net Sales” means the gross amount invoiced or otherwise charged by or on behalf of Ivax or any of its Affiliates or Sublicencees, for the sale of any Products sold to Third Parties, less the following deductions [†], each to the extent actually allowed or incurred based on such sale, [†]:

(i)	[†];

(ii)	[†];

(iii)	[†];

(iv)	[†];

(v)	[†];

(vi)	[†];

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

(vii)	[†];

(viii)	[†];

(ix)	tariffs, duties, excise, sales, value-added and other similar taxes (other than income taxes, franchise taxes or like taxes); and

(x)	all freight, postage and insurance included in the invoice price;

PROVIDED that:

(xi)	any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

“Party” means Ivax or Xenon;

“Parties” means Ivax and Xenon.

“Patent Prosecution” has the meaning set out in Section 10.3(a).

“Patent Rights” means (i) any national, regional and international patents and patent applications, including provisional patent applications, (ii) any patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention), and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, extensions, substitutions, re-examinations, renewals, supplemental protection certificates and the like, pipeline patents, patents of importation, revalidation, confirmation or introduction patents or registration patents or patents of addition to any of the foregoing patents or patent applications ((i), (ii), and (iii)), and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“PDC” or “Product Development Committee” has the meaning set out in Section 3.2(d).

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint stock company, unincorporated association, trust or any other entity that has legal capacity to own property in their own name or to sue or be sued, including a government or political subdivision, department or agency of a government.

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“Phase I Clinical Trial” means the initial clinical testing of a Product in humans (first-in-humans study) with the intention of gaining a preliminary assessment of the safety of such Product or any similar clinical testing prescribed by the Regulatory Authorities, including the trials referred to in 21 CFR § 312.21(a), as amended.

“Phase II Clinical Trial” means a human clinical trial of a Product conducted in any country that is intended to explore a variety of doses, dose response and/or duration of effect to generate evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR § 312.21(b), or an equivalent clinical trial as required by a Regulatory Authority outside of the United States.

“Phase III Clinical Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to establish that the Product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support marketing approval by the FDA under the US Food, Drug, and Cosmetic Act, or a similar Regulatory Authority in a jurisdiction outside of the United States.

“Phase IV Clinical Trial” means a post-marketing human clinical trial for a Product commenced after receipt of Regulatory Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the Product. Phase IV Clinical Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator-sponsored clinical trials of Product and post-marketing surveillance studies.

“Product” means (i) any pharmaceutical product that contains XEN402 as an Active Pharmaceutical Ingredient, or (ii) any pharmaceutical product that contains XEN403 as an Active Pharmaceutical Ingredient. For clarity, all references to a Product in this Agreement shall include a Combination Product.

“Project Leader” means the representative designated by each Party pursuant to Section 3.2(b) who will have responsibility for overseeing the day-to-day activities of such Party with respect to the Collaborative Development Plan and for being the primary point of contact between the Parties with respect to the Collaborative Development Program.

“Reduced Royalty” has the meaning set out in Section 8.3(a).

“Regulations” means regulations, statutes, rules, guidelines and procedures promulgated by a Regulatory Authority pursuant to Applicable Law.

“Regulatory Approval” means, with respect to any country, any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary for the Manufacture, use, storage, import, transport, Commercialization and commercial sale (including packaging and labelling) of a product for human use in a country, including approvals of biologics license applications, NDA Filings and product license applications (and their respective foreign counterparts).

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“Regulatory Authority” means any federal, national, multinational, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity with authority to grant a Regulatory Approval or having jurisdiction over the Manufacture, Development, or Commercialization of a Product in the Territory.

“Regulatory Documents” has the meaning set out in Section 4.1(b).

“Regulatory Document Transfer Date” has the meaning set out in Section 4.1(b).

“Royalty” means a Full Royalty, Know-How Royalty or Reduced Royalty, as the case may be.

“Royalty Payment” means a royalty payment required to be paid pursuant to ARTICLE 8.

“Royalty Reduction Terms” has the meaning set out in Section 12.5(c).

“Royalty Term” means, in respect of each Product , unless earlier terminated pursuant to the provisions of ARTICLE 12, on a country-by-country basis within the Territory, the period commencing on the date of the First Commercial Sale of the Product in that country and ending on the later of:

(i)	the expiration of the last to expire of the Valid Claims of the applicable [†] Patent Rights Covering such Product in such country;

(ii)	the date upon which such Product, to the extent previously considered a Market Protected Product, loses the data or market exclusivity that had been afforded it; or

(iii)	the tenth (10th) anniversary of such First Commercial Sale of a Product in that country.

“Safety Signal” means, in respect to a Product, either of the following events occurring during a Clinical Trial of such Product:

(i)	[†];

(ii)	[†]:

(A)	[†] and

(B)	[†],

[†];

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(iii)	[†]; or

(iv)	[†].

By way of example respecting (ii) above, [†].

“Sales Milestone Event” has the meaning given to that term in Section 7.3.

“Sublicense” means (i) a sublicense granted pursuant to, and in accordance with, the provisions of Section 9.3, and (ii) any other agreement between Ivax or its Affiliates and a Third Party, where such agreement does not require a sublicense under Xenon Background IP, but where Xenon is entitled to Milestone Payments or Royalty Payments under this Agreement.

“Sublicensee” means a Person to whom a Sublicense is granted by Ivax or its Affiliates.

“Substances” has the meaning given to that term in Section 4.6.

“Successor Entity” of a Party means such Party’s successor in interest.

[†].

[†].

[†].

[†].

[†].

“Term” means the term of this Agreement as set out in Section 12.1.

“Territory” means (i) for XEN402 all of the countries of the world, excluding [†]; (ii) [†]; (iii) [†]; or (ii) for Diagnostic Products, all of the countries of the world.

“Third Party” means any Person other than Ivax, Xenon, and their respective Affiliates.

“Third Party Claim” has the meaning set out in Section 10.6.

“True-Up” has the meaning set out in Section 8.8(c).

“US” means the United States of America (including all possessions and territories thereof, including Puerto Rico).

“Valid Claim” means a claim:

(a)	of any issued, unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following:

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(i)	a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, or

(ii)	disclaimer, irretrievable lapse, abandonment, revocation, dedication to the public, denial or admission of invalidity or unenforceability through reissue, disclaimer or otherwise, or

(b)	of any patent application which has not been cancelled, abandoned, withdrawn from consideration, finally determined to be unallowable (from which no appeal is or can be taken), or abandoned or disclaimed; PROVIDED that [†] (i) [†], or (ii) [†].

For avoidance of doubt, any patent respecting which a supplemental protection certificate has been granted shall be deemed to be a patent for purposes of this definition.

“XEN402” means that certain synthetic small molecule chemical compound described in Schedule A and the Xenon PCT Publ. No. [†], and all forms thereof.

[†]

“XEN403” means that certain synthetic small molecule chemical compound described in Schedule B and the Xenon PCT Publ. Nos. [†] and [†], and all forms thereof.

“Xenon Background IP” means:

(i)	Xenon Background Know-How; and

(ii)	Xenon Background Patent Rights.

“Xenon Background Know-How” means all Know-How that: (i) is Controlled by Xenon as of the Effective Date; (ii) is not generally known; and (iii) is necessary for the work to be undertaken by Ivax pursuant to the Collaborative Development Plan and/or is necessary to research, Develop, Manufacture, have Manufactured, market, make, use, sell, offer for sale, export and import for sale, or otherwise Commercialize Products or Diagnostic Products in the Territory.

“Xenon Background Patent Rights” means all Patent Rights Controlled by Xenon as of the Effective Date that are necessary to research, Develop, Manufacture, have Manufactured, market, make, use, sell, offer for sale, export and import for sale, or otherwise Commercialize Products or Diagnostic Products in the Territory.

“Xenon Co-Promote Option” has the meaning set out in Section 6.3.

“Xenon Indemnified Parties” has the meaning set out in Section 15.1.

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“Xenon Prosecution Notice” has the meaning set out in Section 10.3(c).

“Year” means a period of one year beginning on January 1 and ending on (and including) December 31 of that year.

1.2 Interpretation

(a)	Headings in this Agreement are solely for the convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

(b)	All references in this Agreement to a designated “Article”, “Section”, “Subsection” or other subdivision or to a Schedule are to the designated Article, Section, Subsection or other subdivision of, or Schedule to, this Agreement.

(c)	The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision or Schedule.

(d)	The word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather is to be construed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

(e)	All references to currency, dollar or $ are deemed to mean lawful money of the US.

(f)	Any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulations.

(g)	Words imparting the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa.

(h)	This Agreement has been prepared jointly by the Parties, each having access to legal counsel of its choice, and shall not be strictly construed or interpreted in favour of or against either Party.

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ARTICLE 2

COLLABORATIVE DEVELOPMENT PROGRAM

2.1 General

Each Party shall carry out its obligations under the Collaborative Development Program pursuant to the provisions of this Agreement. The Collaborative Development Program will be conducted as a unified, collaborative effort with the Parties’ activities carried out primarily at each Party’s respective facilities.

2.2 Collaborative Development Program Costs

Except as otherwise expressly provided in this Agreement, Ivax shall bear all costs of the Parties’ obligations as set forth under the Collaborative Development Program. For avoidance of doubt, Ivax shall also be responsible for payment of (or reimbursement to Xenon, as applicable), of any costs and expenses relating to approved subcontractors as set out under Section 3.7.

2.3 Amendments to the Collaborative Development Plan

The JDC may amend the Collaborative Development Plan from time to time in accordance with Section 2.4, Section 2.5, and ARTICLE 3. In the event of a conflict between the terms of this Agreement including the terms of the Initial Summary Collaborative Development Plan attached as Schedule C hereto, and the Collaborative Development Plan, the terms of this Agreement shall govern.

2.4 Collaborative Development Term

Except as otherwise provided herein, the term of the Collaborative Development Program shall commence on the Effective Date and continue for [†] years unless the JDC extends such term beyond the initial [†] years. The JDC may extend the term of the Collaborative Development Program on a year-by-year basis, by notice to Xenon, initially at least ninety (90) days prior to the [†] anniversary of the Effective Date and, thereafter, at least ninety (90) days prior to each subsequent anniversary of the Effective Date, and the Parties shall, in such case, amend the Collaborative Development Plan as necessary.

2.5 Xenon FTE Funding

(a)	For the first year of the Collaborative Development Term, and for such further time period (if any) as the JDC may determine, Ivax shall fund, on a Calendar Quarter basis (pro-rated for any period of less than three (3) months at the beginning or end of the Collaborative Development Term), in advance, as set out in the Initial Summary Collaborative Development Plan attached as Schedule C, a minimum number of FTEs of Xenon, each at the FTE Rate;

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(b)	Notwithstanding anything to the contrary herein, (i) such minimum number of Xenon FTEs will remain unchanged for the duration of the first year of the Collaborative Development Term; and (ii) with regard to the Collaborative Development Plan for the second and/or subsequent years of the Collaborative Development Term, if the JDC desires to decrease such minimum number of Xenon FTEs funded by Ivax, the JDC will provide Xenon with at least [†] months prior written notice (for clarity, such notice can be provided to Xenon at any time after the Effective Date); and

(c)	In the event that the JDC extends the Collaborative Development Term beyond the initial term of [†] years, if the extended Collaborative Development Plan contemplates further work by Xenon FTEs, the FTE Rate will be increased by a percentage equal to the percentage increase in the Consumer Price Index from the beginning of the Collaborative Development Term, and for each year thereafter that the Collaborative Development Term is extended, the FTE Rate will be increased by a percentage equal to the percentage increase in the Consumer Price Index from the commencement of the prior year of the Collaborative Development Term.

2.6 FTE Records

Xenon shall keep complete and accurate records of its FTE’s work time (including vacations, sick days and holidays) attributed to the Collaborative Development Program and Ivax shall be entitled from time to time, but not more than once each Year during the Collaborative Development Term, and only once with respect to records covering any specific period of time, to review such records at its expense in the location where such records are maintained upon reasonable notice and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the FTEs work time attributed to the Collaborative Development Program.

2.7 Conduct of Collaborative Development Program

(a)	Each Party shall use Diligent Efforts to perform its obligations pursuant to the Collaborative Development Program.

(b)	Each Party shall conduct the Collaborative Development Program in compliance with all Applicable Law, including GCP. Each Party shall notify the other Party in writing of any deviations from Applicable Law or Regulations, if applicable.

(c)	Each Party hereby agrees that neither it nor any of its Affiliates shall employ or otherwise use in any capacity, the services of any person debarred under US law, including 12 U.S.C. 335(a) or (b) or 21 U.S.C. 335a, in performing any portion of the Collaborative Development Program.

(d)

Each Party shall be entitled to utilize the services of its Affiliates to perform its activities under the Collaborative Development Plan, PROVIDED that each Party shall remain at all times fully liable for its responsibilities under the Collaborative

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Development Program (whether performed by itself or its Affiliates) and shall only use the services of an Affiliate if such Affiliate has entered into an agreement whereunder the Affiliate has agreed to be bound by terms consistent with the provisions of this Agreement

(e)	While Ivax shall be entitled to utilize the services of Third Parties to perform such Collaborative Development Program activities at its sole discretion provided that such Third Party has entered into an agreement that contains provisions, as applicable, regarding Intellectual Property, Disclosure, and Confidential Information that comply with the provisions of this Agreement, Xenon shall not be entitled to utilize the services of Third Parties to perform such Collaborative Development Plan activities except in accordance with Section 3.7 below.

ARTICLE 3

JOINT DEVELOPMENT COMMITTEE & PRODUCT DEVELOPMENT COMMITTEE

3.1 Alliance Managers

Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical research, Development and Commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will serve as the primary business contact point between the Parties for the purpose of providing Xenon with information on the progress of Ivax’s Development and Commercialization of the Products and will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; providing single point communication for seeking consensus both internally within the respective Party’s organization and together regarding key global strategy and planning issues, as appropriate, including facilitating review of external corporate communications; and raising cross-Party and/or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager, either with respect to certain matters and/or for all purposes under this Agreement, by providing prior written advisory (including via e-mail) to the Alliance Manager of the other Party.

3.2 Joint Development Committee and Product Development Committee

(a)	Within thirty (30) days following the Effective Date, the Parties shall establish a Joint Development Committee (the “JDC”) which shall have responsibility to manage, direct and oversee all Development activities relating to the Products, including those activities set out under the Collaborative Development Plan and as set out below:

(i)	As soon as practicable after the establishment of the JDC and no later than [†] following the Effective Date, preparing and finalizing a detailed Collaborative Development Plan, based upon and consistent with the Initial Summary of such Collaborative Development Plan set out in Schedule C. Such initial detailed Collaborative Development Plan will include:

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•	A detailed overview and timetable for each Party’s planned activities under the Collaborative Development Program for the 1st year of the Collaborative Development Term;

•	A general overview and timetable for each Party’s planned activities under the Collaborative Development Program for the [†] years of the Collaborative Development Term;

•	Specific activities and timetable goals respecting Ivax’s completion of one or more Phase II Clinical Trials and/or Phase III Clinical Trials in erythromelalgia.

•	[†]

•	The number of FTEs to be provided by Xenon, subject to Section 2.5;

•	Provisions to deal with Manufacturing of Compounds by Ivax for Development activities; and

•	An allocation of responsibilities of each of the Parties for the activities pursuant to the Collaborative Development Plan.

(ii)	Manage, direct and oversee all activities under the Collaborative Development Plan;

(iii)	Select the indication(s) and formulation(s) for each Product in Development;

(iv)	If and as applicable, revising and updating the Collaborative Development Plan in a timely manner and circulating a copy of each revised or updated version to the Alliance Managers;

(v)	Monitoring progress of the Collaborative Development Plan including monitoring the Parties’ compliance with their respective obligations under same, including the accomplishment of key objectives, the devotion of the required number of FTEs, and the disclosure of Collaboration IP;

(vi)	Circulate to each representative of the JDC and to each Alliance Manager, at least once per Calendar Quarter, a summary report (in such form and format as determined by the JDC) of each Party’s Collaborative Development Program activities; and

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(vii)	Such other activities as set forth in the Collaborative Development Plan or this Agreement, or as agreed by the Parties from time to time.

(b)	The JDC shall be comprised of an equal number of representatives of each Party with expertise appropriate for the function and purpose of the JDC, but in no event will the membership of the JDC exceed three (3) representatives of each Party. Each Party will designate one of its representatives as its Project Leader, and may replace its representatives on the JDC from time to time in its discretion with prior written notice to the other Party.

(c)	The Chair of the JDC shall be appointed by Ivax.

(d)	The JDC shall continue and have the responsibilities relating to each Product referenced in the Collaborative Development Plan, up to the date of expiration of the Collaborative Development Term, at which time the JDC shall be dissolved.

(e)	As of the date of dissolution of the JDC, the Parties will form and convene a Product Development Committee (“PDC”) in a form reasonably analogous to the JDC, including Section 3.4, to maintain information flow between Xenon and Ivax with respect to any active Development of Products. The PDC shall meet every [†] months, either in person, by audio or by video conference. The PDC shall continue and have the responsibilities (as applicable) set out under Section 3.6 and Section 6.2(a), up to the date that the first NDA Approval is received for each such Product. The PDC will be dissolved as of the date that all Products in Development have received a first NDA Approval.

3.3 Governance of JDC

(a)	JDC meetings may be held in-person, by audio or by video conference. The JDC shall hold an initial in-person meeting within thirty (30) days of the Effective Date, at a location to be agreed by the representatives of the JDC. Thereafter, the JDC shall meet at least once per Calendar Quarter, with in-person meetings occurring [†].

(b)	Unless otherwise agreed by the Parties, the location of in-person meetings shall alternate between the locations of the Parties, with the first meeting to be held at a location to be agreed by the Parties.

(c)	Each Party shall use all reasonable efforts to cause its JDC representatives to attend the meetings, and if a Party’s representative is unable to attend a meeting, such Party shall designate an alternate representative to attend in place of the absent representative.

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(d)	Each Party may, in its discretion, invite additional employees (including its Alliance Manager), and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JDC, provided that such employees, consultants and advisors have entered into agreements that contain provisions, as applicable, regarding Intellectual Property, Disclosure, and Confidential Information that comply with the provisions of this Agreement.

(e)	Each Party shall be responsible for all of its own expenses of participating in the JDC, including all costs of travel, food and lodging for a Party’s representatives attending an in-person meeting.

(f)	The Chair of the JDC shall be responsible for providing notice of all meetings to the members of the JDC, leading the meetings and (unless the representatives of the JDC agree upon a person to act as secretary of the meeting of the JDC), appointing a representative of the JDC to act as secretary of each meeting. Notice of meetings shall be given to all JDC members at least two (2) weeks in advance for in-person meetings and at least one (1) week in advance for audio or video teleconferences.

(g)	A quorum for a meeting of the JDC shall be two (2) representatives of each Party.

(h)	The secretary of each meeting shall prepare, and the JDC Chair shall distribute to all members of the JDC, minutes of the meeting within fifteen (15) Business Days following the date of the meeting to allow adequate review and comment. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JDC. Minutes of each meeting shall be approved or revised as necessary at the next meeting. The approved minutes of each meeting shall be distributed to the representatives of the JDC by the Chair of the JDC within thirty (30) days of such approval.

3.4 Decision Making

At all times, the representatives of each Party on the JDC shall take into consideration the view of the representatives of the other Party regarding the matters under consideration by the JDC, and the objective of the JDC shall be to reach agreement by consensus on matters after reasonable and open discussion. Each Party, but not each representative of a Party, shall have one vote on all matters coming before the JDC. In the event that the JDC cannot reach agreement on a matter by consensus, [†].

3.5 Responsibilities

Notwithstanding anything to the contrary in this ARTICLE 3, each Party shall have and retain the rights, powers and discretion granted to it under this Agreement and the JDC shall not be vested with any right, power or discretion except as expressly provided in this Agreement and shall not have the power to amend or modify this Agreement, including the Collaborative Development Plan, which may only be amended or modified as provided in Section 16.15.

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3.6 Annual Plan

(a)	For each Product under Development, Ivax shall prepare, and submit to the PDC within thirty (30) days following the date of formation of the PDC (as set forth under Section 3.2(e) above), and thereafter not less than thirty (30) days prior to each anniversary of the Effective Date, an annual Development plan (an “Annual Plan”) for the period of one (1) year commencing on the next succeeding anniversary of the Effective Date, with respect to such year:

(i)	A general overview and timetable for Ivax’s planned Development activities for such Product; and

(ii)	Specific objectives of the Development activities for such Product, including objectives pertaining to:

•	Projected timelines for commencement of Phase I Clinical Trials, Phase II Clinical Trials, and Phase III Clinical Trials (as applicable),

•	Projected timelines for NDA Filings and NDA Approvals, and

•	Manufacturing activities.

3.7 Subcontractors

Except with the prior written consent of Ivax or as specifically provided in the Collaborative Development Plan, Xenon may not subcontract to a Third Party any of its obligations pursuant to the Collaborative Development Plan. In the event that the Collaborative Development Plan provides for Xenon to subcontract any such obligations and Ivax has provided its consent respecting same, Xenon will ensure that such subcontractor has entered into agreements that contain provisions, as applicable, regarding Intellectual Property, Disclosure, and Confidential Information that comply with the provisions of this Agreement.

ARTICLE 4

DISCLOSURE AND REPORTS DURING THE COLLABORATIVE DEVELOPMENT TERM

4.1 Technology Transfer

(a)	Commencing as soon as reasonably practicable following the Effective Date, Xenon will disclose Xenon Background Know-How to Ivax, and commencing as soon as reasonably practicable following finalizing the Collaborative Development Plan as set forth in Section 3.2(a)(i), Ivax will disclose Ivax Background Know-How to Xenon, in each case to the extent that the respective Party, in good faith believes is necessary for the Development activities to be efficiently and effectively undertaken by the other Party pursuant to the Collaborative Development Plan.

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(b)	Within thirty (30) days after the Effective Date, Xenon shall [†] relating to all Products, including all INDs and all related documentation and information (the “Regulatory Documents”), [†].

(c)	Within thirty (30) days of a request from Ivax or as otherwise set forth in the Collaborative Development Plan, Xenon shall deliver to Ivax [†] any XEN402 compound, XEN403 compound, or Products in Xenon’s possession, for the Parties’ use in conducting the Development activities under the Collaborative Development Program.

(d)	Xenon shall use commercially reasonable efforts to provide Ivax with a reasonable amount of assistance from its employees, in connection with or related to any or all of the Development activities being undertaken by Ivax in connection with the Collaborative Development Program, including to the extent requested by Ivax, Ivax’s establishment of manufacturing facilities for Products.

(e)	The Parties shall use reasonable efforts to take such other actions and execute such other instruments, assignments and documents as may be necessary or reasonably useful to achieve the transfer of rights hereunder to Ivax, or to otherwise effectuate the purposes of this Agreement.

(f)	The consulting services to be provided by Xenon employees under Section 4.1(d) and 4.1(e) are separate and apart and “additional” to those contemplated under the Collaborative Development Plan. The first [†] hours per Year of such additional consulting services by Xenon employees and/or any further additional consulting services (including those additional consulting services described in Section 6.1(a) and Section 10.3(a)(iv) below, will be provided by Xenon at no charge to Ivax up until the date of the first NDA Filing. Any consulting services beyond [†] hours per Year or following the date of the first NDA Filing will be mutually agreed to between Xenon and Ivax, and Ivax will pay Xenon for such further consulting services at an hourly rate cost equivalent to Xenon’s then-current FTE cost rate, such rate which will be agreed to between the Parties at the relevant time(s).

4.2 Quarterly Reports

Each Calendar Quarter during the Collaborative Development Term, at or prior to the quarterly JDC meeting referenced in Section 3.3(a), each Party shall provide to the other a written progress report in accordance with Section 3.2(a)(vi) above, which shall summarize the work performed to date on the Collaborative Development Program, evaluate the work performed in relation to the objectives of the Collaborative Development Program, and provide such other information required by the Collaborative Development Program or reasonably requested by the JDC. For

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clarity, PROVIDED that such materials are in such form and format and contain such content as requested by the JDC, materials prepared by each Party for presentation at any JDC meeting (e.g., slide decks, GANTT charts), shall be deemed to satisfy the requirement to provide a written progress report pursuant to this Section 4.2.

4.3 Technology Disclosure

Within each quarterly report referred to in Section 4.2, or more frequently if requested by the JDC or either Party, each Party shall disclose to the other Party in writing any Collaboration IP.

4.4 Books and Records

Each Party shall maintain Books and Records in connection with its and its Affiliates’ activities pursuant to the Collaborative Development Program.

4.5 Copies and Inspection of Records

Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other Party referred to in Section 4.4. Each Party shall maintain such records and the information disclosed therein in confidence in accordance with ARTICLE 11. The Party whose records are being inspected may elect, at its sole discretion, to have the inspection conducted by a Third Party, mutually acceptable to both Parties. Such Third Party shall agree to comply with the applicable Confidential Information provisions of this Agreement,

4.6 Material Transfers

In connection with the Collaborative Development Program, each of the Parties may from time to time provide to the other Party or its Affiliates materials owned by or licensed to the delivering Party (such materials, “Substances”). Except as otherwise provided under this Agreement, such Substances may be used for activities pursuant to the terms of this Agreement and no other rights in such Substances shall be conveyed by the delivering Party. All such Substances delivered shall remain the sole property of the delivering Party. Except as otherwise authorized under this Agreement, such Substances shall not be used for any purpose other than activities pursuant to this Agreement, and shall not be used by, delivered to or used for the benefit of, any Third Party without the prior written consent of the delivering Party, and shall not be used in research or testing of human subjects unless otherwise specified in the Collaborative Development Program. Because not all of their characteristics may be known, the Substances supplied under this Section 4.6 must be used with prudence and appropriate caution in any experimental work. THE SUBSTANCES ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE SUBSTANCES WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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ARTICLE 5

MANUFACTURE AND SUPPLY

5.1 Manufacturing and Supply

Unless otherwise agreed in writing by the Parties, Ivax shall have the sole right and responsibility for, and control over, all Manufacturing of XEN402, XEN403 and Products, at its sole cost. As of the Effective Date, the Parties agree that the active Third Party agreements related to the Manufacture of the Product for Clinical Trials sponsored by Xenon are identified in Schedule H. Xenon shall devote all reasonable commercial efforts to obtaining the consent to assign such Third Party agreements to Ivax, and effecting the assignment of the Third Party agreements identified in Schedule H, within thirty (30) days after the Effective Date.

ARTICLE 6

DEVELOPMENT, COMMERCIALIZATION AND CO-PROMOTION

6.1 Diligence—Development and Commercialization Activities

(a)	Subject to Xenon’s obligations under the Collaborative Development Program pursuant to the provisions of this Agreement and the Xenon Co-Promote Option as set forth under Section 6.3 below, as between the Parties, Ivax shall be solely responsible for the Development, Manufacture and Commercialization of Products in the Territory, at its sole cost. Ivax and Xenon, as applicable, shall devote Diligent Efforts to the Development, Manufacture and Commercialization of Products. In accordance with Section 4.1(f) above, upon the reasonable request of Ivax, Xenon shall provide appropriate personnel to assist and consult with Ivax regarding Ivax’s activities related to the Development, Manufacture and Commercialization of Products.

(b)	Ivax’s Diligent Efforts referenced in Section 6.1(a) above shall specifically include:

(i)	not having Ceased Development of a Product in any Major Market; provided, for clarity, [†]; and

(ii)

having Completed [†] Phase II Clinical Trials, [†], each as described in the Initial Summary Collaborative Development Plan and the Collaborative Development Plan hereunder; PROVIDED that Ivax may, in its sole discretion, cease any Clinical Trial set forth in this Section 6.1(b)(ii) if, in Ivax’s sole discretion, such Clinical Trial triggers a Safety Signal, in which case Ivax will have no obligation to Complete the Clinical Trial that triggered such Safety Signal, however Ivax’s obligation to Complete [†] other Phase II Clinical Trials in accordance with the terms herein, using any formulation or dosage in which such Safety Signal has not been observed, shall continue, unless the Parties agree that (A) the Safety

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Signal observed is relevant to the other remaining (not yet Completed) Phase II Clinical Trial(s) referenced above, and (B) it is probable that such Safety Signal will also be observed in such other remaining Phase II Trial(s).

For purposes of the aforementioned [†] Phase II Clinical Trials, each such Phase II Clinical Trial will be considered “Completed” on the date that Ivax completes (1) its first Data Lock for the Phase II Clinical Trial for each Product, and (2) its data analysis respecting the primary and secondary end points established for such Clinical Trial pursuant to the Collaborative Development Plan. As used herein, “Data Lock” shall mean, [†]. Notwithstanding the foregoing sentence, if primary endpoint or safety data for such Phase II Clinical Trial is publically disclosed, Data Lock will be deemed to have occurred with respect to such Clinical Trial.

(c)	For avoidance of doubt, at its discretion, Ivax may substitute a Phase III Clinical Trial for [†] the Phase II Clinical Trials referenced above.Ivax’s responsibilities referenced in Section 6.1(a) above shall specifically include the following:

(i)	Ivax shall have the responsibility for the timely preparation, filing and prosecution of all filings, submissions, authorizations or approvals related to any INDs or NDAs for the Products with Regulatory Authorities in the applicable countries, and shall own and control all such INDs, NDAs, NDA Filings, submissions, authorizations and NDA Approvals;

(ii)	Ivax shall be the primary contact with each applicable Regulatory Authority and shall be solely responsible for all communications with each applicable Regulatory Authority that relate to any IND, NDA Filing, NDA, or NDA Approval for the Products; and

(iii)	From and after the Regulatory Document Transfer Date, Ivax shall have exclusive authority and responsibility to submit all reports or amendments necessary to maintain any IND, NDA Filing, NDA, or NDA Approval for the Products. Without limiting the generality of the foregoing, Ivax shall have sole authority and responsibility to seek and/or obtain any necessary Regulatory Authority approvals of any Product label, or Regulatory Authority-approved prescribing information, package inserts, monographs and packaging used in connection with a Product, as well as promotional materials and labels used in connection with a Product, and for determining whether the same requires Regulatory Approval.

6.2 Ivax Reports Following the Collaborative Development Term

Ivax shall submit to Xenon, within thirty (30) days following the expiration of each period of [†] months following the expiration of the Collaborative Development Term and (with respect to the

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reports referenced in Section 6.2(a) below, in advance of each PDC meeting as referenced in Section 3.2(e) above), a written report for the applicable reporting period describing, in reasonable detail, Ivax’s efforts, and progress made, with respect to the Development and Commercialization of Products for which Xenon is eligible for or is due Milestone Payments or Royalty Payments under this Agreement, such report(s) which will include:

(a)	respecting Development activities:

(i)	[†];

(ii)	[†];

(iii)	[†];

(iv)	[†];

(v)	[†];

(vi)	such other information that is reasonably requested by Xenon and/or that will assist Xenon in determining if Ivax has complied with its obligations under Section 6.1 above.

(b)	respecting Commercialization activities:

(i)	[†];

(ii)	[†];

(iii)	[†];

(iv)	[†];

(v)	[†];

(vi)	such other information that is reasonably requested by Xenon and/or that will assist Xenon in determining if Ivax has complied with its obligations under Section 6.1 above.

For clarity, PROVIDED that such materials are in such form and format and contain such content as requested by the PDC, materials prepared by each Party or its Affiliates for presentation at any PDC meeting (e.g., slide decks, GANTT charts) shall be deemed to satisfy the requirement to provide a written report pursuant to Section 6.2(a). Ivax will reasonably make available to Xenon from time to time, in person at Ivax’s offices, those of its representatives who are capable of discussing and elaborating on such report(s) with Xenon.

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6.3 Xenon Co-Promote Option

Xenon shall have the exclusive right and option, to co-promote Products within the US, subject to the terms and conditions set out in Schedule F.

ARTICLE 7

CLOSING PAYMENT AND MILESTONE PAYMENTS

7.1 Closing Payment

Within two (2) Business Days (as evidenced by wire transfer confirmation) of the execution of this Agreement by the Parties, Ivax shall pay to Xenon the sum of Forty-One Million Dollars ($41,000,000).

7.2 Development Milestone Event and Payment

On the first occasion of the following events (each, a “Development Milestone Event”) Ivax shall pay to Xenon, at the time set out in Section 7.4(a), the applicable amount set opposite such event:

Development Milestone Event	Payment Amount
[†]	$	[†]
[†]	$	[†]
[†]	$	[†]
[†]	$	[†]
[†]	$	[†]

7.3 Sales Milestone Events and Payments

Upon achievement of the following event (a “Sales Milestone Event”) Ivax shall pay once to Xenon at the time set out in Section 7.4(b), the amount set opposite such event:

Sales Milestone Event	Payment Amount
[†]	$	[†]

7.4 Time of Payment

(a)	The amounts set out in Section 7.2 shall be paid within [†] following achievement of the respective Milestone Event.

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(b)	The amount set out in Section 7.3 in respect of the Sales Milestone Event shall be paid within [†] following the end of the calendar year in which the Sales Milestone Event is achieved.

7.5 Affiliates and Sublicensees

The Milestone Payments are payable by Ivax to Xenon regardless of whether the respective Milestone Event is achieved by Ivax or its Affiliate or Sublicensee.

ARTICLE 8

ROYALTIES

8.1 Full Royalty

(a)	For Products Covered by a Valid Claim and/or for Market Protected Products, Ivax shall pay to Xenon a royalty (the “Full Royalty”) on annual Net Sales of such Products in the Territory [†], at the percentage rate set out as follows:

Annual Net Sales [†]	Royalty Rate
[†]	[†]%
>[†] but ≤ [†]	[†]%
>[†] but ≤ [†]	[†]%
>[†]	[†]%

(b)	In Section 8.1(a) only, for purposes of determining the applicable percentage rate in the table above, (i) [†], and (ii) [†].

8.2 Know-How Royalty

(a)	For Products other than (i) [†], or (ii) [†], Ivax shall pay Xenon a royalty (the “Know-How Royalty”), on annual Net Sales of such Products in the Territory [†], at the percentage rate set out as follows:

Annual Net Sales [†]	Royalty Rate
[†]	[†]%
>[†] but ≤ [†]	[†]%
>[†] but ≤ [†]	[†]%
>[†]	[†]%

(b)	In Section 8.2(a) only, for purposes of determining the applicable percentage rate in the table above, (i) [†], and (ii) [†]; and

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(c)	[†]:

(i)	[†], and

(ii)	[†],

[†].

8.3 Generic Products

(a)	If, during any Calendar Quarter in which a Royalty Payment is payable, a Third Party or Third Parties sells a Product (a “Generic Product”) in a country within the Territory, and:

(i)	with respect to the Product that contains the same Active Pharmaceutical Ingredient as the Generic Product and [†], or

(ii)	[†],

then the Royalty that would otherwise be payable to Xenon by Ivax shall be reduced by [†] (the “Reduced Royalty”) for said Calendar Quarter. Ivax shall pay the Reduced Royalty [†]. For avoidance of doubt, in the event that the circumstances described in Subsection 8.3(a)(i) and Subsection 8.3(a)(ii) are both applicable, the Royalty payable to Xenon by Ivax shall not be reduced by more than [†] by virtue of the operation of this Section 8.3(a). For purposes of this Section 8.3, determination of [†].

(b)	[†].

(c)	[†].

8.4 Royalty Stacking Offsets

[†], then, in that event, the Royalty Payments payable to Xenon under this ARTICLE 8 respecting the sale of such Product in such country to which [†].

8.5 Combination Products

(a)	If a Product is sold in the form of a Combination Product, Net Sales of such Combination Product shall be determined by [†], PROVIDED that such fraction shall not be a fraction less than [†].

(b)	[†].

(c)	[†].

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(d)	For clarity, Royalty Payments will be paid on Combination Products during the applicable Royalty Term.

(e)	“Arbitration” shall mean arbitration by a single arbitrator pursuant to the provisions of the American Arbitration Association (AAA) expedited proceeding rules, or any successor rules or legislation then in force. The Parties agree that the arbitrator will have the discretion to access all reasonable expenses of arbitration (including arbitration fees, expert fees, arbitration costs and attorney’s fees) against the losing Party, and further agree that the Parties will each have the right, but not the obligation, to conduct discovery as part of such arbitration process. The place of arbitration shall be Toronto, Ontario. Any award rendered in such arbitration may be enforced by either Party in any state, provincial or federal court with jurisdiction over the Party against whom the award is sought to be enforced.

8.6 Limits on Royalty Reductions

Notwithstanding the provisions of Section 8.4, the Royalty payable to Xenon shall not be reduced below [†] for Products to which the Full Royalty is applicable and [†] for Products to which the Know-How Royalty is payable, unless [†] in which case, under no circumstances shall the Royalty payable to Xenon for Products be reduced [†].

8.7 Non-Monetary Consideration

In the event that Ivax or any of its Sublicencees, receives any non-monetary consideration in connection with the sale or other disposition for value of Products under which Royalty Payments or Milestone Payments are applicable hereunder, including barter or counter-trade, the Net Sales of such Product shall be calculated based on the greater of the fair market value of the Product in the country of sale or disposal or the value of such other consideration. Ivax shall disclose to Xenon the terms of any such non-monetary consideration arrangement promptly on entering into such arrangement and the Parties shall endeavour in good faith to agree on the fair market value in monetary terms as promptly as possible. Where the Parties cannot agree upon such fair market value within sixty (60) days of the aforementioned disclosure, the matter shall be resolved pursuant to the terms set forth in ARTICLE 13.

8.8 Royalty Reports; Payments

(a)	Within [†] days after the end of each Calendar Quarter in which a Royalty Payment is payable hereunder to Xenon, Ivax shall submit to Xenon a report on the basis of each Product and country, providing in reasonable detail an accounting of all Net Sales made during such Calendar Quarter and the calculation of the applicable Royalty under this ARTICLE 8 including:

(i)	Net Sales (in U.S. dollars) of each Product in each country in the Territory during the Calendar Quarter by Ivax and each of its Affiliates and Sublicensees;

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(ii)	the exchange rates used to calculate the U.S. dollar amount of such Net Sales from the currencies in which such sales were made, as provided in Section 8.11; and

(iii)	the amount of any non-monetary consideration for Net Sales, as determined pursuant to Section 8.7.

(b)	Concurrently with such report, Ivax shall pay to Xenon all Royalty Payments payable by it under this ARTICLE 8 as indicated in the report.

(c)	True-Up:

(i)	Within [†] days after the end of each Year during a Royalty Term, Ivax shall perform a “true-up” reconciliation (and shall provide Xenon with a written report of such reconciliation) of the deductions outlined in subsections (iii), (iv), and (v) in the definition of “Net Sales.” The reconciliation shall be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the Product, but not yet paid. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days after the date of delivery of such report.

(ii)	Within [†] months after the termination or expiration of this Agreement, Ivax shall perform a “final true-up” reconciliation (and shall provide Xenon with a written report of such reconciliation) of the items comprising deductions from Net Sales [†] as outlined in subsection (vi) in the definition of Net Sales. The reconciliation shall be based on actual cash paid or credits issued for returns, through the [†] period following the termination or expiration of this Agreement. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within thirty (30) days after the date of delivery of such report.

(iii)	In the event that any “true-up” reconciliation performed pursuant to (i) above, shows an underpayment by Ivax for such Year in an amount greater than [†] percent ([†]%) of the total amount payable to Xenon for such Year, then Ivax shall pay to Xenon any payment owed pursuant to (i) above, together with interest calculated from the first day of the Year to which such payment applies, in the manner provided in Section 8.12.

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8.9 Audits

(a)	Ivax shall keep (and shall cause each of its Affiliates and Sublicencees to keep and make available to Xenon pursuant to this Section 8.9) complete and accurate records of the underlying data relating to the reports and payments required by this ARTICLE 8 for a period of not more than [†] years after delivery of the report setting forth such payment computation. Xenon shall have the right from time to time (but not more often than once in each Year) at its own expense to have a reputable firm of independent accountants mutually acceptable to the Parties (PROVIDED that such accounting firm shall not be retained or compensated on a contingency basis) review any such records in the location(s) where such records are maintained upon reasonable notice and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this ARTICLE 8, PROVIDED that the reports for any previous Year may not be audited more than once. Such accountants shall sign a confidentiality agreement in form and substance reasonably satisfactory to Ivax, and shall not disclose to Xenon or any Third Party any information reasonably labeled by Ivax as being confidential customer information regarding pricing or other competitively sensitive proprietary information. Xenon shall provide Ivax with a copy of the report or other summary of findings prepared by such accountants promptly following its receipt of same;

(b)	If the review of such records reveals that additional payments were owed by Ivax during such period, and Ivax agrees with such conclusion, then Ivax shall promptly pay to Xenon any resulting amounts due under this Section 8.9, together with interest calculated in the manner provided in Section 8.12. In the event the review of such records reveals that Ivax overpaid the actual payments required by this ARTICLE 8 during such period, and Xenon agrees with such conclusion then, Xenon shall promptly repay to Ivax any amounts of such overpayment, together with interest calculated in the manner provided in Section 8.12; PROVIDED that Ivax can alternatively deduct such overpayment from future payments required by this ARTICLE 8 at Xenon’s option. If any amounts due under this Section 8.9 as a result of such audit are greater than [†] percent ([†]%) of the amounts actually due for a Year, Ivax shall pay the reasonable costs of such review; and

(c)	If either Party in good faith disputes any conclusion of the accounting firm under this Section 8.9, including that Ivax owes additional amounts, then such Party shall inform the other Party by written notice within thirty (30) days of receipt of a copy of the audit in question, specifying in detail such dispute. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within sixty (60) days after such notice, the matter shall be resolved pursuant to the terms set forth in ARTICLE 13, and interest shall be payable on any disputed amounts determined to be due in the same manner as provided for in Section 8.12.

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8.10 Tax Matters

Any withholding or other taxes which a paying Party is required by law to pay or withhold from royalties or other payments payable to a receiving Party under this Agreement shall be deducted from the amount of such royalties or other payments due, and promptly paid or remitted as appropriate, by the paying Party. Any such tax required by law to be paid or withheld shall be an expense of, and borne solely by, the receiving Party. The paying Party shall furnish the receiving Party with the best available evidence of such payment or amount withheld as soon as practicable after such payment is made or such amount is withheld. The receiving Party shall furnish the paying Party with appropriate documents supporting application of the most favourable rate of withholding or other tax available under Applicable Law and/or tax treaties. The Parties will each, respectively, devote all reasonable efforts to ensuring that all such taxes are paid or remitted, as appropriate, at the most favourable rate(s) proposed and adequately supported by the receiving Party. The Parties will reasonably co-operate in completing and filing documents required under the provisions of any applicable tax laws or any other Applicable Law in connection with the making of any required tax payment or withholding payment, in connection with a claim of exemption from, or entitlement to, a reduced rate of withholding or in connection with any claim to a refund of or credit for any such payment.

8.11 Currency Exchange

All Net Sales and amounts due to Xenon hereunder shall be expressed and paid in US dollars. With respect to Net Sales invoiced in a currency other than US dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the US dollar equivalent, calculated using the average exchange rate for the purchase of US dollars over the course of the Calendar Quarter in which Net Sales were made or the expense was incurred. Such average exchange rates for the conversion of foreign currency into US dollars will be calculated by averaging the daily closing rates published on the internet by Reuters (or such other organization as the Parties may agree to in writing from time to time) pertaining to the relevant Calendar Quarter. All payments shall be made in US dollars in immediately available funds.

8.12 Late Payments

Any payments that are not paid on or before the date such payments are due under this Agreement shall be payable on the aggregate amount of such payment at a rate per annum equal to the lesser of the US prime rate of interest plus [†] percent ([†]%), as reported by THE WALL STREET JOURNAL, or the highest rate of interest permitted by Applicable Law, compounded annually, and calculated on the number of days such payments are paid after the date such payments are due.

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8.13 Mode of Payment

Unless otherwise agreed by Xenon, all payments required to be made to Xenon under this Agreement shall be made via wire transfer to an account designated in writing in advance by Xenon.

8.14 Bank Account

All payments hereunder shall be made in United States dollars by bank wire transfer in immediately available funds to the account listed below (or such other account as Xenon shall from time to time advise Ivax in writing before such payment is due):

Bank:

Royal Bank of Canada

Bank Address:

Main Branch – Royal Center

1025 W. Georgia Street

Vancouver BC V5E 3N9 Canada

[†]

[†]

8.15 Costs

Except as otherwise provided in this Agreement, each Party shall bear its own costs of performing its obligations under this Agreement PROVIDED that in the event that Xenon is required to incur out-of-pocket costs in connection with providing to Ivax any assistance that is from time to time requested by Ivax from Xenon pursuant to the terms of this Agreement in connection with the Development and Commercialization of Products in the Territory, Xenon’s obligation to provide such assistance shall be subject to Xenon and Ivax first agreeing in writing on the amount of such out-of-pocket costs, and Ivax shall thereafter reimburse Xenon for the amount of such agreed costs within thirty (30) days of receipt of an invoice from Xenon for such costs.

8.16 Sublicensees

The Royalty Payments are payable by Ivax to Xenon regardless of whether the respective Net Sales of Products are made by Ivax or its Affiliate or Sublicensee.

8.17 Post-Royalty Term

Following the expiration of the Royalty Term, [†].

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8.18 No Set-Off

All payments required to be made by each Party to the other pursuant to this Agreement shall be made without any set-off or deduction except as expressly provided herein.

ARTICLE 9

LICENSES

9.1 Xenon Licenses to Ivax

Xenon hereby grants to Ivax and its Affiliates:

(a)	under the Xenon Background IP an exclusive license in the Field (even as to Xenon), with the right to sublicense, within the Territory subject to Section 9.6(c) below, to research, Develop, Manufacture, have Manufactured, market, make use, offer for sale, sell, export and import for sale, or otherwise Commercialize Products; and

(b)	under the Patent Rights within Xenon Background IP Covering R1150W, such Patent Rights which are described in Schedule E under the heading “Section II: [†]”, a non-exclusive license, with the right to sublicense, within the Territory, to research, Develop, Manufacture, have Manufactured, market, make use, offer for sale, sell, export and import for sale, Diagnostic Products.

The Parties agree that the JDC or PDC, as applicable and pursuant to the Collaboration Development Program, will direct any Development and/or Commercialization of Diagnostic Products at Ivax’s sole expense, for example as a companion diagnostic for the Products. In the event Ivax or any of its Affiliates or Sublicensees desires to Commercialize such Diagnostic Products for profit, prior to any such Commercialization, the Parties shall enter into good faith negotiations and agree upon a royalty rate for any such Commercialization of Diagnostic Products by Ivax, under commercially reasonable terms for diagnostic products in the pharmaceutical industry.

(c)	Pursuant to Section 50(2) of the Canadian Patent Act, as applicable, from and after the Effective Date, Xenon will execute all documents necessary to apply, register or record Ivax’s right, title and interest in Patent Rights under this Agreement in the Canadian Intellectual Property Office, the content of such document to be agreed upon by the Parties, and Xenon shall provide such cooperation at Ivax’s cost, as Ivax may reasonably request.

9.2 Ivax License to Xenon

Ivax hereby grants to Xenon and its Affiliates, under the Xenon Background IP, Ivax Background IP, Collaboration IP and Ivax Co-Promotion IP (as applicable under part (b) herein), a co-exclusive (with Ivax) license:

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(a)	to conduct Development activities pursuant to the Collaborative Development Program as set forth in the Collaborative Development Plan including any amendments to the Collaborative Development Plan made by the JDC in accordance with the terms set forth herein; and

(b)	to conduct the activities set out in Schedule F respecting Products to which Xenon has exercised the Xenon Co-Promote Option.

9.3 Sublicense Rights

(a)	Ivax may grant sublicenses of its licensed rights under Section 9.1 without the prior consent of Xenon, PROVIDED that:

(i)	Such Sublicenses contain an agreement by the Sublicensee to comply with the applicable terms and conditions of this Agreement as set out herein;

(ii)	Ivax shall be and remain responsible for failure by its Sublicensees to comply with the terms and conditions of this Agreement, and any action or omission by such Sublicensee that, if committed by Ivax would be a breach of this Agreement, would be deemed a breach by Ivax of this Agreement for which Ivax is responsible;

(iii)	Each Sublicense shall terminate upon the termination of this Agreement on a country-by-country basis; and

(iv)	Ivax shall give notice in writing and a copy of such Sublicense to Xenon promptly following the grant of any Sublicense, PROVIDED that Ivax may redact from such copy of any such sublicense any financial or other information that is outside of the scope of and does not relate in any way whatsoever to the license or other rights granted to Ivax under this Agreement, or to the Milestone Payments or Royalty Payments to which Xenon is entitled under this Agreement.

9.4 Negative Covenant

Each Party covenants that neither it nor any of its Affiliates shall use or practice any of the other Party’s Intellectual Property rights licensed to it under this Agreement except for the purposes expressly permitted in the applicable license granted under this Agreement.

9.5 No Implied Licenses

Ivax acknowledges and agrees that it shall have no right, title or interest in or to the Xenon Background IP except for the rights expressly set forth in this Agreement. Xenon acknowledges and agrees that it shall have no right, title or interest in or to the Ivax Background IP or Collaboration IP except for the rights expressly set forth in this Agreement. Nothing in this Agreement shall be construed to grant to either Party or its Affiliates any rights or license to any Intellectual Property of the other Party or the other Party’s Affiliates other than the licenses expressly set forth in this Agreement.

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9.6 [†] Considerations respecting XEN403

(a)	[†]:

(i)	[†], and

(ii)	[†]

[†].

(b)	[†].

(c)	[†].

(d)	[†]:

(i)	[†];

(ii)	[†];

(iii)	[†]; and

(iv)	[†].

(e)	[†].

9.7 [†] Considerations respecting XEN402

The Parties hereto expressly confirm and agree as follows:

(a)	[†].

(b)	[†].

(c)	[†].

(d)	[†]:

(i)	[†];

(ii)	[†].

(iii)	[†].

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(iv)	[†].

(v)	[†].

(vi)	[†].

(vii)	[†].

ARTICLE 10

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND ENFORCEMENT

10.1 Ownership of Intellectual Property

(a)	The determination of whether Intellectual Property is conceived, discovered, developed, or otherwise made by a Party or its Affiliates for the purpose of allocating proprietary rights therein (including inventorship of Patent Rights), shall, for purposes of this Agreement be determined in accordance with the Applicable Law of [†] as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

(b)	Subject to the terms and conditions set forth in this Agreement:

(i)	As between the Parties, Ivax shall own and retain all right, title, and interest in and to any and all (1) Ivax Background IP, (2) [†], and (3) [†];

(ii)	as between the Parties, Xenon shall own and retain all right, title, and interest in and to any and all (1) Xenon Background IP, and (2) [†]; and

(iii)	[†]. As used herein, “Joint Collaboration IP” means any and all Collaboration IP that is conceived, identified, or first made jointly by or on behalf of Ivax (either alone or with its Affiliates or Sublicensees or Third Parties) on the one hand, and by or on behalf of Xenon (either alone or with its Affiliates or subcontractors) on the other hand and “Joint Patent Rights” means the Patent Rights under Joint Collaboration IP. Xenon shall promptly disclose to Ivax in writing the development, making, conception or reduction to practice of any Joint Collaboration IP.

(c)	Subject to the licenses granted by one Party to the other and/or as otherwise specifically provided under this Agreement, each Party retains full ownership rights (including as provided under 35 U.S.C. Section 262) in and to such Intellectual Property described in Section 10.1(b)(i) and (b)(ii) above, and including the right to license and sublicense, and to freely exploit, transfer or encumber its ownership interest without the consent of, or payment or account to the other Party or its Affiliates. Each Party hereby waives any right it may have under the laws of any jurisdiction to request such payment, accounting or consent with respect to such Intellectual Property. [†].

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(d)	Each Party shall require all of its employees, contractors, agents, and any other Person including its Affiliates working on its behalf (and their respective employees, contractors and agents) [†].

(e)	The Parties shall cooperate with each other to effectuate ownership of any such Intellectual Property as set forth in this Agreement, including, but not limited to, executing and recording documents associated herewith.

(f)	Ivax shall have the sole right to reference any Intellectual Property with respect to the Products to Regulatory Authorities in the Territory, including Xenon Background IP, Ivax Background IP, and Collaboration IP, including in connection with NDA Filings or NDA Approvals, and the Approved Drug Products with Therapeutic Equivalence Evaluations (“Orange Book”) or other international equivalents. Xenon shall cooperate with Ivax’s reasonable requests in connection therewith, including meeting any submission deadlines to the extent required or permitted by Applicable Law or Regulations.

(g)	Upon receiving Regulatory Approval for a Product in any country in the Territory or upon such earlier timeframe as may be applicable under the circumstances, the Parties shall coordinate the application(s) for any patent term extension or supplementary protection certificates that may be available, and Ivax shall determine for which patent(s) it shall apply for patent term extension for a particular Product in the Territory. Notwithstanding anything to the contrary in this Section or Section 10.3 below[†]. While Ivax shall have the primary responsibility of applying for any extension or supplementary protection certificate in the Territory, Xenon shall provide prompt and reasonable assistance, as requested by Ivax, including by taking such action as a patent assignee as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate. Ivax shall pay all expenses in regard to obtaining the extension or supplementary protection certificate in the Territory.

10.2 Prosecution and Maintenance of Ivax Background IP

Ivax shall have the sole right but not obligation, in its discretion, to prepare, file, prosecute and maintain all Ivax Background IP in the Territory, with patent counsel of its choice, including initiating interferences, re-examinations, reissues, oppositions, revocation actions and the like, and gaining patent term restorations, supplemental protection certificates or their equivalents, and patent term extensions with respect thereto. Ivax shall bear the cost of such prosecution and maintenance.

10.3 Prosecution and Maintenance of Collaboration IP and Xenon Background IP

(a)

During the Term, Ivax shall have the right and final authority, but not the obligation, to prepare, file, prosecute, maintain and control Patent Rights Covering Xenon Background IP and Collaboration IP in the Territory (except for

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the Patent Rights within Xenon Background IP Covering R1150W, that are described in Schedule E, Section II), with patent counsel of its choice, including initiating interferences, re-examinations, reissues, oppositions, revocation actions and the like, and gaining patent term adjustments or restorations, supplemental protection certificates or their equivalents, and patent term extensions with respect thereto (“Patent Prosecution”), on the following terms:

(i)	Ivax shall keep Xenon informed of all material matters with regard to Patent Prosecution of such Patents Rights, including its choice of patent counsel and the scope and progress of Patent Prosecution of the Collaboration Patent Rights and Xenon Background Patent Rights licensed hereunder;

(ii)	Ivax shall provide Xenon with copies of all material correspondence, submissions and documentation to and from any patent authority in the Territory pertaining to such Patent Rights, and shall provide Xenon drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings to allow Xenon to review and comment on such drafts, and Ivax will, in good faith, consider and not unreasonably reject Xenon’s comments and/or recommendations respecting same;

(iii)	Ivax shall provide to Xenon, so often as reasonably requested, written reports listing the jurisdictions for Patent Prosecution;

(iv)	Xenon shall make its employees (including inventors employed by Xenon), agents, and consultants, reasonably available to Ivax (or to its authorized attorneys, agents or representatives), to the extent reasonably necessary to enable Ivax to undertake Patent Prosecution and otherwise cooperate with and assist Ivax with respect to Patent Prosecution matters and effectuate the ownership of Intellectual Property as set forth in this ARTICLE 10, and will also make available to Ivax such copies of material correspondence with patent offices in the Territory that may be requested by Ivax that are in Xenon’s possession respecting applications for Patent Rights relating to Xenon Background IP. Further, in accordance with Section 4.1(f) Xenon will provide such further information, documents and consultation that may be reasonably requested by Ivax; and

(v)	Except as provided in Section 10.3(c), Ivax shall bear the cost of all matters pertaining to Patent Prosecution of such Patent Rights.

(b)

Ivax shall have the right to cease Patent Prosecution of any Patent Rights covering any Xenon Background IP or Collaboration IP anywhere in the Territory, with the exception of any such Patent Rights respecting which[†], without Xenon’s consent, not to be unreasonably withheld. Subject to the foregoing, Ivax shall give

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Xenon notice in writing of any determination by Ivax to cease Patent Prosecution of any (other) Patent Rights Covering any Xenon Background IP or Collaboration IP anywhere in the Territory. To the extent possible, such notice shall be given sixty (60) days, or if not possible, as soon as practicable (but in any event at least ten (10) Business Days) prior to the next deadline of any action required by Applicable Law or by an officer with authority and jurisdiction in any country where such Patent Right is being prosecuted or maintained. For clarification, a determination by Ivax to (i) abandon a patent application in favour of a continuation or divisional application or the like, or (ii) to narrow the scope of the claimed subject matter, shall not be deemed a determination to cease such Patent Prosecution, unless such action (i) or (ii) [†], in which case Ivax does not have the right to take such action(s) without Xenon’s consent, not to be unreasonably withheld.

(c)	Upon receipt of a notice from Ivax pursuant to Section 10.3(b), Xenon shall have the right, exercisable by notice in writing to Ivax within forty-five (45) days of receipt of such notice, to assume responsibility, at Xenon’s sole cost, for the Patent Prosecution of such Patent Rights (the “Xenon Prosecution Notice”), PROVIDED that Xenon shall not knowingly take any action with respect to such Patent Rights that Xenon (acting reasonably) should expect could have an adverse effect on Ivax’s rights under this Agreement. Upon receipt of such Xenon Prosecution Notice, Ivax shall forthwith deliver to Xenon all information and documentation relevant to such Patent Prosecution and shall execute all documents as may be reasonably required by Xenon to assume responsibility for same. With respect to any such Patent Rights for which Xenon assumes responsibility for Patent Prosecution under such Xenon Prosecution Notice, such Patent Rights shall continue to constitute Xenon Background Patent Rights or Collaboration Patent Rights, as applicable, for all purposes under this Agreement for so long as such Patent Rights Cover a Product in the applicable jurisdiction; PROVIDED that, without further action by either of the Parties, as of the date that Xenon assumes such responsibility for Patent Prosecution of any such Patent Rights that Cover a Product, Ivax shall be deemed to have granted to Xenon a non-exclusive fully-paid-up perpetual license or license-back (as applicable) in and to such Patent Rights in the applicable jurisdiction, and FURTHER PROVIDED that in the event that such Patent Rights do not Cover a Product in the applicable jurisdiction, Ivax shall assign its interest in any such Patent Rights to Xenon. For any such Patent Rights that Xenon elects to file, prosecute and maintain pursuant to this Section 10.3(c), Xenon agrees to keep Ivax fully informed of all material matters with regard to such Patent Prosecution relating thereto, unless such Patent Rights are assigned to Xenon pursuant to this Section 10.3(c). Xenon shall give Ivax a reasonable opportunity to provide comments on any and all filings or material responses relating to such Patent Prosecution, and Xenon shall, in good faith, give reasonable consideration to all suggestions and recommendations of Ivax with respect to such filings or responses.

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10.4 Prosecution and Maintenance of Xenon’s Background IP Patent Rights Covering R1150W

(a)	Xenon shall have the right and final authority, but not the obligation, to prepare, file, prosecute, maintain and control Patents Rights in Xenon Background IP Covering only R1150W in the Territory (such Patent Rights which are identified in Schedule E, Section II), with patent counsel of its choice. Xenon shall bear the cost of such Patent Prosecution.

(b)	Xenon shall not cease Patent Prosecution of any Patent Right Covering any Xenon Background IP Covering R1150W except with Ivax’s prior written consent, such consent which will not be unreasonably withheld.

10.5 Infringement by Third Parties

(a)	If any Collaboration IP or Xenon Background IP is infringed or misappropriated, as the case may be, by a Third Party, the Party to this Agreement first having knowledge of such infringement or misappropriation, or knowledge of a reasonable probability of such infringement or misappropriation, shall promptly notify the other in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail.

(b)	Ivax shall have the first right, but not the obligation, to institute, prosecute, and control with its own counsel any action or other proceeding in the Territory with respect to infringement or misappropriation of Collaboration IP or Xenon Background IP. Xenon shall agree to be named as necessary for Ivax to bring and conduct such action, and Ivax shall provide Xenon with reasonable notice of any such action it commences, consider all Xenon’s reasonable comments thereto in good faith, seek to accommodate such comments in initiating, conducting and/or prosecuting such action, and keep Xenon reasonably informed of any significant developments in such action. Xenon shall render, at Ivax’s expense, all reasonable assistance as requested by Ivax in connection with any such action initiated, conducted or prosecuted by Ivax. In any such action, Xenon may, at its election and sole expense, be represented by counsel of its own choosing, provided, however, that the control of such action, including whether to initiate any legal proceeding, what strategies to pursue or actions to take in prosecution of any such legal proceeding, and/or the settlement thereof, shall solely be under the control of Ivax. Ivax shall not settle any such action, claim or proceeding brought by Ivax in a manner that Ivax should reasonably expect could have an adverse effect on Xenon’s rights under this Agreement or any Xenon Background Patent Rights, or could result in a monetary payment greater than that which a biotechnology company of reasonably similar size to Xenon would consider a de minimis monetary payment by or financial loss to Xenon or which would subject Xenon to any form of injunctive or equitable relief, without Xenon’s prior written consent, which shall not be unreasonably withheld.

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(c)	If Ivax fails to take commercially reasonable efforts to institute, prosecute, and control such action, or proceeding (i) within a period of [†] days after receiving notice of the infringement or misappropriation under Section 10.5(a), or (ii) within a period of [†] days after an initial commercial sale of an infringing or misappropriated Product by such Third Party; or (iii) provided such date occurs after the first such notice of infringement or misappropriation is provided, [†] Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such action or proceeding, whichever comes last, Xenon’s sole remedy for such failure shall be to have the right, at its own expense, to bring and control such action or proceeding by counsel of its own choice, and, in such case, Ivax shall have the right, at its own expense, to join as a party to such action or proceeding and be represented in same by counsel of its own choice. Xenon shall not settle any such claim or proceeding in a manner that Xenon should reasonably expect could have an adverse effect on Ivax’s rights under this Agreement, or could result in more than a de minimis monetary payment by or financial loss to Ivax or which would subject Ivax to any form of injunctive or equitable relief, without Ivax’s prior written consent, which shall not be unreasonably withheld

(d)	The Party prosecuting the action or proceeding has the right to join the other Party as plaintiff as necessary for the prosecuting Party to bring and conduct such action and, in case of joining, the other Party agrees to give the first Party reasonable assistance and authority to file and to prosecute same.

(e)	The proceeds of any award of damages or settlement respecting such actions or proceedings shall be applied as follows:

(i)	the Party that initiated, conducted, prosecuted, defended, maintained and/or controlled the action shall recoup all of its costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii)	the other Party then shall, to the extent possible, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action, to the extent not previously reimbursed or paid by the prosecuting Party;

(iii)	[†]; and

(iv)	[†].

(f)

If any Third Party alleges invalidity, non-infringement, or unenforceability of any Collaboration IP or Xenon Background IP, including by declaratory judgment or as a defense or counterclaim, in any action to which either Party or both Parties or their respective Affiliates is a party (an “Invalidity Claim”), then the Party

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having knowledge of such Invalidity Claim shall give notice thereof to the other Party, and the Parties shall promptly discuss the matter and seek to agree on the course of action to respond to such Invalidity Claim. Unless the Parties otherwise agree, Ivax shall have the initial right, in its discretion, to respond to and defend against any such Invalidity Claim, regardless of whether Ivax is initially a Party to such action, PROVIDED that Ivax will consult reasonably with Xenon as to all such defense against the Invalidity Claim and shall consider in good faith all reasonable comments of Xenon with respect thereto. If Ivax does not respond to or defend against any such Invalidity Claim, Xenon shall have the right, in its discretion and subject to Ivax’s prior written consent, which shall not be unreasonably withheld, to respond to and defend against any such Invalidity Claim, PROVIDED that Xenon will consult reasonably with Ivax as to all such defense against the Invalidity Claim and shall consider in good faith all reasonable comments of Ivax with respect thereto.

(g)	The terms of subsections 10.5(a), (b), (c), (d) and (e) above shall not apply to the [†] circumstances set forth in Section 9.7 above.

10.6 Third Party Claims

(a)	In the event that a Third Party shall make any claim, demand, investigation, suit or bring any other proceeding alleging infringement or misappropriation of any Intellectual Property against Xenon or Ivax or their respective Affiliates, Sublicensees or customers with respect to the research Development, Manufacture, marketing, using, offering for sale, sale, import or export for sale or any other Commercialization of Products hereunder (each a “Third Party Claim”), the Party first having notice of a Third Party Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Third Party Claim in reasonable detail.

(b)

In the event of a Third Party Claim against Ivax, Xenon, or any of their respective Affiliates, Sublicensees or customers, for infringement or misappropriation of any Intellectual Property with respect to the research, Development, Manufacture, marketing, using, offering for sale, sale, import or export for sale or any other Commercialization of Products hereunder, Ivax shall have the right, but not the obligation, to defend and control the defense of such Third Party Claim as well as to initiate and control any counterclaim or other similar action. In the event Xenon is a named defendant in such Third Party Claim or joined as a party by Ivax, Xenon may, at its election and sole expense, be represented in such Third Party Claim by counsel of its own choosing. Xenon shall fully cooperate with Ivax in defense of such Third Party Claim, including by being joined as a party and rendering all assistance reasonably requested in connection with any action taken by Ivax, at Ivax’s expense. If Ivax elects (in a written notice delivered to Xenon within a reasonable amount of time after notice of such Third Party Claim) not to defend or control the defense of, or if Ivax otherwise fails to initiate and

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maintain the defense of, any such Third Party Claim, within such time periods so that Xenon is not materially prejudiced by any delays, Xenon may conduct and control the defense of any such Third Party Claim at its own expense, PROVIDED that Xenon shall obtain the written consent of Ivax prior to ceasing to defend, settling or otherwise compromising such claims in a manner that is adverse to Ivax’s interests under this Agreement, such consent not to be unreasonably withheld. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding, and shall not settle any such claim or proceeding in a manner that likely will materially adversely affect the other Party’s rights under this Agreement or which results in a monetary payment by or financial loss to the other Party or which would subject the other Party to any form of injunctive or equitable relief, without the other Party’s written consent, which consent shall not be unreasonably withheld.

10.7 Cooperation in Intellectual Property Infringement Proceedings

In the event that either Ivax or Xenon takes action pursuant to Section 10.5 or 10.6 (in such capacity, the “Acting Party”), the other Party shall cooperate to the extent reasonably necessary and at the Acting Party’s sole expense (other than as specifically set forth in Sections 10.5 and 10.6). Such cooperation shall include, without limitation, providing information, documents, witnesses and consultation to the Acting Party, PROVIDED that such cooperation shall not include the obligation to assert any Patent Rights or other Intellectual Property rights Controlled by the other Party that are not licensed pursuant to this Agreement, or allow the Acting Party to assert any of the same except as otherwise expressly provided in this Agreement.

10.8 Settlement

The Party controlling any such action or proceeding described in Section 10.5 or 10.6 may not settle or consent to an adverse judgment, including any judgment which affects the scope, validity or enforcement of any Patent Right within the Collaboration IP or Xenon Background IP, without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld or delayed), except that Ivax or Xenon may each settle or consent to an adverse judgment in any action described in Section 10.5 or 10.6 without obtaining consent from the other Party unless any such settlement or consent judgment would either (i) impose a financial obligation upon the other Party or its Affiliates, or (ii) admit liability on behalf of the other Party or its Affiliates, or (iii) limit the scope of or invalidate any Patent Right within the Collaboration IP or Xenon Background IP.

10.9 Data Exclusivity

Ivax shall devote Diligent Efforts to obtaining and controlling, at its own expense, applicable data/marketing exclusivity rights with respect to regulatory filings (including clinical, safety and efficacy data) for Market Protected Products, including defense and enforcement of rights against Third Parties seeking marketing authorization approval from a regulatory agency

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(including the FDA, EMA or equivalent) based on such filings. Such rights shall specifically include the right to take action in connection with Third Party applications for marketing authorization for Generic Products that reference any Product pursuant to Title VII of the US Patient Protection and Affordable Care Act, the Hatch-Waxman Act, EU Directive 2004/27/EC and any successor legislation or regulations relating thereto, and all similar foreign legislation with regard to the foregoing.

10.10 Trademarks

Subject to the Xenon Co-Promote Option as set forth under Section 6.3 above, Ivax shall have the right to brand any and all Products owned or Controlled by Ivax using any words, names, symbols, colors, designations or any combinations thereof that function as source identifiers, including any trademarks, trade dress, brand marks, service marks, trade names, brand names, logos or business symbols, as Ivax, in its sole discretion, deems appropriate for Products, which may vary by country or within a country (“Product Marks”). As between the Parties, Ivax shall own all rights in the Product Marks and shall register and maintain Product Marks in the countries and regions it determines reasonably necessary. Xenon shall provide all assistance and documents reasonably requested by Ivax in support of the registration and maintenance of the Product trademarks. Except as expressly set forth in this Agreement, neither Party or its Affiliates grants the other Party or its Affiliates any rights in such Party’s trademarks, trade dress, brand marks, service marks, trade names, brand names, logos or business symbols.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information

Subject to the provisions of Section 11.2, all Confidential Information disclosed by a Party or its Affiliates to the other Party or its Affiliates during the Term shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement, shall be maintained in confidence by the receiving Party and shall not otherwise be disclosed by the receiving Party to any Third Party or to any Affiliate of the receiving Party, without the prior written consent of the disclosing Party.

11.2 Exceptions

(a)	The provisions of Section 11.1 shall not preclude the receiving Party from disclosing Confidential Information of the other Party:

(i)	To the extent such Confidential Information is required to be disclosed to governmental or other Regulatory Authorities in order to obtain patents pursuant to this Agreement, or to gain approval to conduct Clinical Trials or to Commercialize Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the Regulatory Authorities;

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(ii)	To its agents, consultants, Sublicensees or Affiliates in connection with the Development, Manufacturing or Commercialization of a Product, or to otherwise enable the Party to fulfill its obligations and responsibilities under this Agreement, on the condition that such entities agree to be bound by confidentiality obligations consistent with this Agreement; or

(iii)	If required to be disclosed by Applicable Law or court order, PROVIDED that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

(b)	Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within these exclusions.

11.3 Certain Disclosures

(a)	The Parties agree to develop and distribute a joint press release upon execution of this Agreement by the Parties. Except as set forth in this Agreement or as required by Applicable Law, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement, the subject matter of this Agreement or the activities contemplated hereunder, without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such release, announcement or other disclosure and shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any such press release or other public announcement or disclosure as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within [†] review and recommend changes to any such press release or other public announcement or disclosure; PROVIDED that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, shall not apply to legally required disclosures (provided that the disclosing Party shall give the other Party reasonable advance notice of same and the other Party shall have the right to provide its comments), and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to the Products since the date of the previous disclosure; PROVIDED, further, that each Party shall provide to the other Party reasonable advance notice of any such subsequent disclosure.

(b)

Without limiting the generality of Subsection 11.3(a) above, it is understood that the Parties may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, other governmental authority, or securities exchange,

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or as otherwise required by Applicable Law, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority, or securities exchange, and may distribute any such filing in the ordinary course of its business, PROVIDED, further, that to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by Applicable Law, Xenon and Ivax each shall seek to redact any Confidential Information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than [†] prior to filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction. Further, a Party may disclose this Agreement and the terms hereof in confidence to its existing directors, officers, employees, investors and service providers, and to bona fide prospective investors, merger partners, strategic partners, or acquirors and their respective professional advisors in connection with the negotiation, entry into and/or performance of a business transaction between such parties, including the conduct of due diligence involved in such transaction, provided such Persons agree to be bound by (i) written confidentiality agreements typical for such transactions, or (ii) with respect to attorneys, applicable ethical obligations.

11.4 Publications

If either Party decides that public presentation or publication of certain Confidential Information or other information arising under this Agreement is desirable, including presentation or publication of the results of Development activities (including initiation of and results from Clinical Trials) and/or receipt of Regulatory Approval pertaining to a Product (such information which is hereinafter referred to as a “Disclosure”), such Party shall submit a request to make the Disclosure to the JDC or PDC or Ivax following the dissolution of the PDC (as applicable), which shall have the sole authority to authorize the Disclosure by the Party.

11.5 Employee and Advisor Obligations

Xenon and Ivax each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants, agents and advisors, or to their Affiliates’ employees, consultants, agents and advisors, who have a need to know such Confidential Information to assist such Party in fulfilling its obligations under this Agreement, PROVIDED that such employees, consultants, agents and advisors (i) have agreed, in writing, to treat such information and materials as confidential, (ii) have existing written agreements with such Party, or (iii) are subject to written corporate rules of the Party, that obligate each of the same to treat such information and materials as confidential, and copies of such written agreements are promptly provided to the other Party at such other Party’s request.

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11.6 Term of Confidentiality

All obligations of confidentiality imposed under this ARTICLE 11 shall expire [†] years following termination or expiration of this Agreement.

ARTICLE 12

TERM AND TERMINATION

12.1 Term

The term of the Agreement (the “Term”) commences on the Effective Date and, unless earlier terminated pursuant to the provisions of this ARTICLE 12, will continue until the expiration of all payment obligations to Xenon respecting Products hereunder.

12.2 Bankruptcy, Dissolution and Winding Up

(a)	This Agreement shall terminate forthwith at the election of the Party not involved in the Insolvency Proceeding upon the delivery of notice (in accordance with the terms of this Agreement) to the Party which is involved in the Insolvency Proceeding

(i)	If an Insolvency Proceeding is commenced by any Party, or if any Party: (1) becomes insolvent, becomes unable to pay its indebtedness or meet its liabilities as the same become due, admits in writing its inability to pay its indebtedness generally, declares any general moratorium on its indebtedness, proposes a compromise or arrangement between it and any class of its creditors, or commits an act of bankruptcy under the BIA, (2) threatens to take any of actions described in this Section 12.2(a)(i), (3) takes any action, corporate or otherwise, to approve, effect, consent to, or authorize any of the actions described in this Section 12.2(a)(i), or (4) otherwise acts in furtherance of, or fails to act in a timely and appropriate manner in defense of, any of the actions described in this Section 12.2(a)(i).

(ii)	If an Insolvency Proceeding is commenced against a Party and any of the following events occur: (a) such Party consents to the commencement of such Insolvency Proceeding against it, (b) the case, action, application, petition, or other proceeding commencing the Insolvency Proceeding is not timely controverted by the Party, or (c) the case, action, application, petition, or other proceeding commencing the Insolvency Proceeding continues undismissed, or unstayed and in effect for a period of thirty (30) Business Days after the commencement thereof.

(iii)	If any other event occurs which, under the laws of any applicable jurisdiction, has an effect on any Party equivalent or with similar effect to any of the events referred to in either Section 12.2(a)(i), or Section 12.2(a)(ii).

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(b)	All rights and licenses granted under or pursuant to this Agreement by the Parties are, and shall otherwise be deemed to be: (i) the grant of rights to use Intellectual Property under s. 65.11(7) of the BIA and s. 32(6) of the CCAA, and (ii) for purposes of Section 365(n) of the U.S. Bankruptcy Code, or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under Insolvency Laws, the U.S. Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of any Insolvency Proceeding by or against any Party under any Insolvency Laws, the U.S. Bankruptcy Code, or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such Intellectual Property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of such Insolvency Proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

12.3 Termination by the Parties

(a)	By Either Party. This Agreement may be terminated by either Party in its entirety, on a Product-by-Product basis, and/or on a country-by-country basis, in the event of:

(i)	An unremedied material breach by the other Party or the other Party’s Affiliates, in accordance with the provisions of Section 12.4; or

(ii)	A mutual written agreement between the Parties.

(b)	By Ivax. This Agreement may be terminated by Ivax:

(i)	Provided that Ivax, utilizing Diligent Efforts as set out in Section 6.1, has Completed each of the three (3) Phase II Clinical Trials in accordance with Section 6.1(b) (such date and time which shall hereinafter be referred to as the “Decision Point”), and Ivax in good faith determines that the results of such Development activities do not warrant further Product Development under the terms and conditions of this Agreement after the Decision Point Ivax may terminate the Agreement in its entirety upon delivery of sixty (60) days advance notice to Xenon; or

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(ii)	Notwithstanding Section 12.3(b)(i), in the event of any safety or efficacy issues attributable to the Products that are raised during the Development activities that Ivax in good faith, having devoted Diligent Efforts to resolving such issues, decides to abandon Development of the Products under the terms and conditions of this Agreement, Ivax may terminate the Agreement on a Product-by-Product basis, upon delivery of sixty (60) days advance notice to Xenon.

12.4 Termination for Breach

(a)	Upon a material breach of a representation, warranty or a material obligation of this Agreement by a Party or its Affiliates (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. For the purposes of this Section 12.4, a material breach includes, but is not limited to, the following:

(i)	Ivax’s failure to pay any amount owing to Xenon pursuant to ARTICLE 7 or ARTICLE 8, PROVIDED that Xenon first provides written notice of such failure to Ivax, and Ivax does not remedy such failure within thirty (30) Business Days from the delivery of the written notice; or

(ii)	Ivax’s failure to comply with the Product Development obligations specifically set forth in Section 6.1, or

(iii)	Ivax’s failure to comply with the Product Commercialization obligations specifically set forth in Section 6.1,

(unless with respect to Subsection (ii) above, Ivax is prevented from complying with such obligations as a result of Applicable Law or Force Majeure (as defined in Section 16.7), in which event(s) the timelines set forth in such provisions shall automatically be extended for a period of time equivalent to the length of time that such events preventing such compliance were in effect (or such other timeframe as may be agreed to between the Parties under the circumstances)).

(b)	For clarity, for purposes of this Section 12.4, a material breach does not include [†].

(c)	If:

(i)	the Breaching Party fails to cure such material breach during a ninety (90) day period (or, if such material breach, by its nature, is a curable breach that the Parties agree is not curable within that ninety (90) day period, then within such longer period as would be reasonably necessary for a diligent party to cure such material breach) following the date on which the Breach Notice is provided; or

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(ii)	such material breach, by its nature, is incurable;

then the Agreement shall terminate, at the option of the Non-Breaching Party, in its entirety, on a Product-by-Product basis and/or on a country-by-country basis, upon written notice to the Breaching Party with immediate effect and without prejudice to the accrued rights of either Party, PROVIDED that if there is a dispute as to whether a material breach has been cured or is incurable, such matter shall be first referred for resolution pursuant to ARTICLE 13 and termination shall be stayed pending resolution of such proceedings, and PROVIDED further that in the event of a termination by Xenon under Section 12.4(a)(ii), subject to Ivax’s compliance with Section 12.5 below, such termination shall be Xenon’s sole remedy.

(d)	Subject to Section 12.5, no payment or agreement to pay under this Agreement shall in any way preclude or limit the rights of either Party to seek the full recovery of its damages or to seek equitable relief for breach of this Agreement by the other Party.

12.5 Events and Restrictions Following Termination

(a)	In the event of the termination of this Agreement pursuant to Sections 12.3(b) or 12.4 in its entirety, Ivax under Section 12.3(b) and the Breaching Party under Section 12.4 shall not thereafter:

(i)	research, Develop, Manufacture, have Manufactured, market, use, offer to sell, sell, export or import for sale, or otherwise Commercialize any Product under the Xenon Background IP or Collaboration IP,

(ii)	assign or otherwise transfer of grant any interest in Xenon Background IP or Collaboration IP to any Third Party, or

(iii)	grant a sublicense under any Xenon Background IP or Collaboration IP to any Third Party.

(b)	In the event of the termination of this Agreement by Ivax pursuant to Section 12.3(b) or by Xenon pursuant to Section 12.4 in its entirety or on a Product-by-Product basis, and/or on a country-by-country basis (as applicable):

(i)	the license granted to Ivax by Xenon hereunder shall terminate with respect to all such terminated Products, and [†], however, Ivax will retain a non-exclusive license under such Xenon Background IP and such Collaboration IP for research purposes only;

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(ii)	at Xenon’s request Ivax shall grant Xenon (at Xenon’s option) (a) a non-exclusive license under the Know-How that falls within the Ivax Termination IP, and (b) subject to (a), an exclusive license under all other Ivax Termination IP (including all study data, results, regulatory filings and Regulatory Approvals relating to same) utilized by Ivax in the research and Development of all such terminated Products within the Territory;

(iii)	to the extent permitted by Applicable Law, Ivax shall, at Xenon’s cost, transfer and assign to Xenon all Regulatory Approvals for such terminated Products, and all materials submitted to a Regulatory Authority for such approvals, in each country in which this Agreement is terminated and in respect of any Products that are terminated on a Product-by-Product basis, and/or on a country-by-country basis (as applicable), PROVIDED that Ivax may retain a non-exclusive license to such Regulatory Approvals and materials as are applicable to Products in respect of which each paid-up irrevocable license has been granted to Ivax pursuant to Section 8.17 of this Agreement;

(iv)	Ivax will sell to Xenon (at a [†] any Product and API for such Product in its possession that is a terminated Product; and

(v)	Ivax shall immediately, upon and in accordance with Xenon’s written request, either deliver or destroy any Confidential Information relating to each terminated Product, except for one copy which may be retained in its confidential files for archive purposes only, PROVIDED that Ivax may retain such Confidential Information as is applicable to Products in respect of which each paid-up irrevocable license has been granted to Ivax pursuant to Section 8.17 of this Agreement.

(c)	In the event of termination of this Agreement by Ivax pursuant to Section 12.3(b) and Xenon subsequently Commercializes the terminated Product, during the period of time such Product is being sold to Third Parties, [†].

12.6 Ongoing Obligations

Except where explicitly provided elsewhere within this Agreement, termination of this Agreement for any reason, or expiration of this Agreement, will not affect:

(i)	obligations of the Parties, including the payment of any amounts payable pursuant to the provisions of ARTICLE 7 and ARTICLE 8; or

(ii)	rights and obligations of the Parties, which, from the context thereof, are intended to survive termination or expiration of this Agreement, including Sections 8.17, 9.4, 9.5, 12.5, 14.5, 16.3-16.16; Articles 11, 13, 15; and Articles 7 and 8 (each in accordance with their terms).

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12.7 Dispute Resolution

Termination under this ARTICLE 12 for whatever reason will be automatically stayed for the duration of any proceedings initiated under ARTICLE 13, and any applicable cure periods shall commence upon the resolution of such proceedings.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Mediation

Except as otherwise provided under Section 13.2 and except for an application for an injunction, and with the exception of any matter properly considered by a Joint Committee, if any dispute, disagreement, claim or controversy (in each case, a “Disputed Matter”) exists between the Parties arising out of or relating to any provision of this Agreement then such Disputed Matter shall be submitted to the following mediation process:

(a)	Internal Mediation. The Disputed Matter shall first be referred jointly to two (2) designees, one of each of Ivax and Xenon, who shall be a senior executive officer of each Party, who shall meet personally and attempt in good faith using their best efforts to resolve the Disputed Matter. If such designees fail to resolve the Disputed Matter within thirty (30) Business Days (or longer if the Parties mutually agree) after referral of the matter to them, the Parties shall proceed to the next stage of the dispute resolution procedure.

(b)	Outside Mediation. Upon written notice and within fifteen (15) Business Days after the conclusion of the internal mediation described in Section 13.1(a), either of the Parties may elect to utilize a non-binding resolution procedure whereby the Parties engage a Third Party outside mediator. The mediation shall proceed at such times, and in such place, in such manner and with a mediator as the Parties, acting in good faith, may agree. If the Parties cannot agree upon a matter pertaining to the mediation, neither Party shall be obliged to proceed with outside mediation, and the mediation will be deemed to have failed. Each Party may be represented at the mediation by external legal counsel. If the matter cannot be resolved by mediation, within ten (10) Business Days after the failed outside mediation a senior executive officer of each Party shall meet and try again to resolve the matter. Except as provided under Section 13.2 below, the Parties are then free to pursue legal and equitable remedies available to them and the mediation proceedings will have been without prejudice to the legal position of any affected Party. Each Party shall bear its respective costs incurred in connection with the mediation procedure, except that they shall share equally the fees and expenses of the mediator and the costs of the facility for the mediation.

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(c)	The Parties agree not to have the Ontario Commercial Mediation Act, 2010, apply to the mediation proceedings.

13.2 Audit—Binding Determinations

In the event that any dispute involving the determination of any amounts due to either Party pursuant to the audit process set out in Section 8.9 has not been resolved pursuant to the procedures set out in Section 13.1, then the Parties shall agree on the appointment of one (1) internationally-recognized independent accounting firm to determine the matter, which determination shall be final and binding on the Parties.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1 Representation of Authority; Consents

Each Party represents and warrants to the other that:

(i)	It is duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation;

(ii)	It has full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(iii)	This Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms;

(iv)	The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action and does not and will not during the Term: (A) violate any Applicable Law; nor (B) conflict with or constitute a default under any agreement, instrument or understanding, oral or written, to which it or any of its Affiliates is a party or by which it or such Affiliates may be bound; nor (C) conflict with or violate such Party’s corporate charter and bylaws; and

(v)	No consents, approvals or authorizations under Applicable Law or from Third Parties are required to be obtained in connection with the execution, delivery and performance of this Agreement.

14.2 Representations and Warranties by Xenon.

Xenon represents and warrants to Ivax as of the Effective Date:

(a)	all Patent Rights that are included in the Xenon Background Patent Rights existing as of the Effective Date are listed in Schedule E;

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(b)	to Xenon’s knowledge (i) the Xenon Background IP rights are not being infringed by any Third Party, (ii) no Xenon Background IP rights have been found by a court or administrative body of competent jurisdiction to be invalid or unenforceable; (iii) the Xenon Background IP rights are not subject to any pending or overtly threatened re-examination, re-issue, opposition, interference, challenge or litigation proceeding, and Xenon has received no written threat or notice of the initiation of any of the foregoing proceedings; (iv) [†]; and (v) [†];

(c)	to Xenon’s knowledge, [†];

(d)	[†];

(e)	(i) [†]; (ii) [†]; and (iii) [†];

(f)	[†];

(g)	[†];

(h)	[†];

(i)	[†];

(j)	[†];

(k)	[†];

(l)	Xenon has not received any notice from any Third Party that the Development, Manufacture, or Commercialization of the Products in the Territory infringes or misappropriates any Intellectual Property rights of any Third Party.

(m)	[†];

(n)	[†];

(o)	[†];

(p)	there are no claims, judgments or settlements against or owed by Xenon;

(q)	[†];

(r)	[†]; and

(s)	[†].

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14.3 Ivax Covenant

Ivax covenants to Xenon that at any time on or after the date that Ivax (or any Person acting on behalf of Ivax) Commences a Phase IIb Trial with any Product, upon receipt from Xenon of an IPO Notice:

(a)	Ivax will purchase (the “IPO Purchase”) that number of Xenon Stock from Xenon as part of the IPO on the same offering price (the “IPO Price”) and on economic terms and conditions no less favourable than those provided to any public investors in the IPO that is equal to the lesser of:

(i)	$20,000,000 divided by the IPO Price, if such IPO occurs on a date on or after the Commencement of a Phase III Trial with any Product, or $10,000,000 divided by the IPO Price, if such IPO occurs on a date prior to the Commencement of a Phase III Trial with any Product; and

(ii)	19% of the issued and outstanding Xenon Stock, on a post-IPO basis; and

(iii)	the number of Xenon Stock specified in the IPO Notice by Xenon; and

(b)	Ivax will take all necessary actions as reasonably requested by Xenon to complete the IPO Purchase, including but not limited to providing all required information, making all filings and executing all such further documents as may be reasonably requested by the relevant securities commissions, stock exchanges and other regulatory authorities or underwriters or agents for the IPO.

For the purposes of interpretation of Section 14.3 above:

“Commences a Phase IIb Trial” shall mean the first dosing of the first human subject in the particular Phase II Trial that, [†];

“IPO” means the initial public offering of the Xenon stock and the commencement of the listing and trading of Xenon Stock; PROVIDED that (i) such offering is made at a minimum price of $[†] per share of Xenon Stock (subject to adjustment for any share consolidation or subdivision or the grant of any stock dividends subsequent to the date hereof) and for minimum gross proceeds (before underwriting discounts, commission, expenses of issue and fees of not less than $[†]), or such other minimum price per share or gross proceeds amount that is otherwise approved by Xenon shareholders; and (ii) the shares of Xenon Stock are listed on a recognized senior stock exchange (including, without limitation, The Toronto Stock Exchange or NASDAQ).

“IPO Notice” means the written notice that Xenon may at its option (but has no obligation to) send to Ivax informing Ivax that Xenon is contemplating an IPO and will require Ivax to purchase shares of Xenon Stock pursuant to Section 11.3(a) above.

“IPO Price” has the meaning set out in Section 11.3(a) above.

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“IPO Purchase” has the meaning set out in Section 11.3(a) above.

“Xenon Stock” means the class of shares in the capital of Xenon or its successor offered in the IPO to the public investors.

14.4 Employee and Consultant Obligations

(a)	Each Party represents and warrants to the other that, unless prohibited by, or inconsistent with, Applicable Law all of its employees, officers, consultants and advisors and all of its Affiliates’ employees, officers, consultants and advisors who are supporting the performance of its obligations under this Agreement shall have executed or will have executed agreements or have existing obligations under law or such Party’s written corporate rules:

(i)	Requiring assignment to such Party of all Intellectual Property made during the course of and as the result of their association with such Party; and

(ii)	Obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of any Person which such Party may receive, to the extent required to support such Party’s obligations under this Agreement.

(b)	Each Party represents and warrants that, to its knowledge, as of the Effective Date none of its employees and none of its Affiliates’ employees who are involved in the performance of its obligations hereunder are, as a result of the nature of such obligations to be conducted by such Party set forth herein, in violation of any covenant in any contract with a Third Party relating to non-disclosure of proprietary information, non-competition or non-solicitation.

14.5 Disclaimer of Warranty

(a)	Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as a representation made or warranty given by either Party or its Affiliates:

(i)	that the Intellectual Property of a Party is not infringed by any Third Party, or that the practice of the Intellectual Property rights of a Party does not infringe any Intellectual Property rights of any Third Party; or

(ii)	that any patents will issue based on pending applications or that any such pending applications or patents issued thereon will be valid.

(b)	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, STATUTORY

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OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, DURABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND WARRANTIES ARISING FROM USAGE OF TRADE OR COURSE OF DEALING, RELATING TO PRODUCT OR OTHER PRODUCT OR SERVICE PROVIDED BY EITHER PARTY TO THE OTHER HEREUNDER.

ARTICLE 15

INDEMNIFICATION

15.1 Indemnity By Ivax

Ivax agrees to defend Xenon at Ivax’s cost and expense, and will indemnify and hold Xenon and its directors, officers, employees and agents (the “Xenon Indemnified Parties”) harmless from and against any action, suit, liabilities, losses, costs, damages, claims, demands, encumbrances, fees or expenses (including reasonable legal fees and disbursements) (collectively, a “Loss”) arising out of any Third Party claim relating to:

(a)	Any breach by Ivax of any of its representations, warranties or obligations pursuant to this Agreement;

(b)	The negligence or wilful misconduct of Ivax; or

(c)	Any injury, damage or loss resulting from any Product Commercialized by Ivax or its Sublicencees, except to the extent that Xenon is obliged to indemnify Ivax pursuant to the provisions of Section 15.2.

In the event of any such claim against the Xenon Indemnified Parties by any Third Party, Xenon shall promptly notify Ivax in writing of the claim and Ivax shall manage and control, at its sole expense, the defense of the claim and its settlement, keeping Xenon reasonably advised of the status of the defense and/or settlement. No settlement shall be finalized without obtaining Xenon’s prior written consent, which shall not be unreasonably withheld, except that, in the case of a settlement that does not require an admission or action on the part of Xenon, subject to compliance with Section 10.8, Xenon’s consent shall not be required so long as Xenon is unconditionally released from all liability in such settlement. The Xenon Indemnified Parties shall cooperate with Ivax and may, at their option and expense, be represented in any such action or proceeding. Ivax shall not be liable for any litigation costs or expenses incurred by the Xenon Indemnified Parties without Ivax’s prior written authorization, unless Ivax is in breach of any of its obligations pursuant to this Section 15.1. In addition, Ivax shall not be responsible for the indemnification or defense of any Xenon Indemnified Party to the extent any Third Party claims arises from any negligent or intentional acts or omissions by any Xenon Indemnified Party, or the breach by Xenon of any obligation, representation or warranty under this Agreement, or any claims compromised or settled without Ivax’s prior written consent.

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15.2 Indemnity by Xenon

Xenon agrees to defend Ivax at Xenon’s cost and expense, and will indemnify and hold Ivax and their respective directors, officers, employees and agents (the “Ivax Indemnified Parties”) harmless from and against any action, suit, liabilities, losses, costs, damages, claims, demands, encumbrances, fees or expenses (including reasonable legal fees and disbursements) arising out of any Third Party claim relating to:

(a)	Any breach by Xenon of any of its representations, warranties or obligations pursuant to this Agreement;

(b)	The negligence or wilful misconduct of Xenon; or

(c)	In the event Xenon exercises its option to co-promote pursuant to Section 6.3, any of Xenon’s detailing activities under such co-promote.

In the event of any such claim against the Ivax Indemnified Parties by any Third Party, Ivax shall promptly notify Xenon in writing of the claim and Xenon shall manage and control, at its sole expense, the defense of the claim and its settlement, keeping Ivax reasonably advised of the status of the defense and/or settlement. No settlement shall be finalized without obtaining Ivax’s prior written consent, which consent shall not be unreasonably withheld, except that, in the case of a settlement that does not require an admission or action on the part of Ivax, subject to compliance with Section 10.8, Ivax’s consent shall not be required so long as Ivax is unconditionally released from all liability in such settlement. The Ivax Indemnified Parties shall cooperate with Xenon and may, at their option and expense, be represented in any such action or proceeding. Xenon shall not be liable for any litigation costs or expenses incurred by the Ivax Indemnified Parties without Xenon’s prior written authorization, unless Xenon is in breach of any of its obligations pursuant to this Section 15.2. In addition, Xenon shall not be responsible for the indemnification or defense of any Ivax Indemnified Party to the extent any Third Party Claim arises from any negligent or intentional acts or omissions by any Ivax Indemnified Party, or the breach by Ivax of any obligation, representation or warranty under this Agreement, or any claims compromised or settled without Xenon’s prior written consent.

15.3 Limitation of Liability

EXCEPT FOR FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, AGGRAVATED OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY AN INDEMNIFIED PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE 15.

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15.4 Method of Asserting Claims

In the event that any written claim or demand for which a Party (the “Indemnifying Party”) would be liable to the other Party (the “Indemnified Party”) hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party, such Indemnified Party shall promptly, but in no event more than [†] Business Days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). The failure to provide such notice will not affect any rights under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

15.5 Notice Period

The Indemnifying Party shall have [†] days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; PROVIDED, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE 15.

15.6 Reimbursement

In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any Third Party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the Third Party claim.

15.7 Settlement

The Indemnified Party shall not settle a Third Party claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may settle any claim or demand for monetary damages without obtaining consent from the Indemnified Party; it being understood that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party thereof.

15.8 Grant of Access and Assistance to Indemnifying Party

To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party claim or demand, the Indemnified Party will give the Indemnifying Party and its

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counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its reasonable efforts to assist in the defense of all such claims.

15.9 Conflict of Interest or Failure to Defend

If the Indemnifying Party shall fail to undertake in a timely manner the defense of any Third Party claim or it is determined that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present a conflict of interest, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party’s expense, subject to counsel for Indemnified Party being reasonably acceptable to Indemnifying Party. If the Indemnified Party assumes the defense of any such claim or proceeding and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party timely written notice and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

15.10 Insurance Proceeds

Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party; PROVIDED that if, following the payment to such Indemnified Party of any amount under this ARTICLE 15, such Indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnifying Party.

15.11 Insurance

Prior to its first use of a Product in a human, Ivax shall obtain[†] insurance (including product liability insurance) or self-insure with respect to its activities hereunder[†] in such amount as is consistent with the standards in the pharmaceutical industry. All such insurance shall be maintained at Ivax’s cost and Ivax shall from time to time provide to the Xenon certificates of insurance or such other evidence of insurance as Xenon may reasonably request.

ARTICLE 16

GENERAL

16.1 Assignment

Except as hereinafter provided in this Section 16.1, this Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other Party. Any attempt by either Party to assign this Agreement without such consent shall be null and void and of no effect PROVIDED that either Party may assign this Agreement without the consent of the other Party:

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(a)	in whole or in part to any Affiliate of a Party, PROVIDED that the assigning Party notifies the other Party in writing within twenty (20) Business Days of such assignment and the assignee promptly enters into a written agreement with the other Party wherein the assignee agrees to assume responsibility for and be bound by all of the terms of this Agreement in addition to the assigning Party, which shall continue to be bound by such terms; or

(b)	in whole in connection with a transfer or sale of all or substantially all of the assets or business of a Party or in the event of such Party’s merger or amalgamation with another Person or other business combination (a “Change of Control Event”) provided that such Party or its successor (as applicable) gives notice in writing to the other Party within ten (10) Business Days following such Change of Control Event;

(c)	No assignment shall release any Party from responsibility for the performance of any accrued obligation of such Party hereunder; and

(d)	This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the Parties hereto.

16.2 Change of Control Event

(a)	Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control of Xenon, Ivax will not be obligated to disclose any Confidential Information to the Successor Entity during the remainder of the Agreement Term (but notwithstanding the foregoing shall continue to provide the royalty reports required under ARTICLE 8 of this Agreement and shall provide reasonable summaries of Development and Commercialization status and efforts as contemplated under Section 6.2 of this Agreement), and Ivax may request the immediate return or destruction of Confidential Information previously disclosed to Xenon by Ivax. Further, notwithstanding anything in this Agreement to the contrary, within ninety (90) days of the date of any Change of Control of Xenon, Ivax may: (i) terminate the JDC or PDC, as applicable, in its sole discretion, and (ii) terminate the obligation under Section 14.3 to participate in Xenon’s IPO if not then exercised by Xenon, in Ivax’s sole discretion.

(b)	Notwithstanding anything to the contrary in Section 6.3, in the event of a Change of Control Event of Xenon in which the surviving entity is an Unacceptable Person (as defined below), then [†]. Accordingly, the Parties further agree as follows:

In the event of an Anticipated Change of Control (as defined below):

(i)	Xenon will in confidence provide notice to Ivax of an Anticipated Change of Control, and in such notice will request that Ivax deliver to Xenon a list of the names of Persons that as of the date of such notice, Ivax has determined are Unacceptable Persons; and

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(ii)	Ivax shall deliver to Xenon within [†] Business Days following the date that Xenon delivers such notice and request to Ivax the list of Unacceptable Person.

“Unacceptable Person” or “Unacceptable Persons” means (1) [†]; or (2) [†]:

(i)	[†]; or

(ii)	[†].

“Anticipated Change of Control” means (i) an offer submitted to Xenon by a Third Party whereunder such Third Party has indicated that it desires to enter into discussions with Xenon that, if such discussions successfully conclude, would result in a Change of Control of Xenon; or (ii) a good faith determination by the Board of Directors of Xenon, as evidenced by the minutes of such meeting of the Board of Directors or a resolution consented to in writing by all of the Directors of Xenon, that Xenon Management is to initiate discussions with one or more Third Parties in furtherance of a Change of Control of Xenon.

16.3 Governing Law

This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of [†] notwithstanding any provisions governing conflict of laws under such law to the contrary. Subject to ARTICLE 13, any Disputed Matter shall be brought exclusively in a court of competent jurisdiction located in [†]. Each Party irrevocably waives any right to, and will not oppose any such [†] action or proceeding on any jurisdictional basis, including forum non conveniens, and will not oppose the enforcement of any judgment or other duly obtained order from [†]. Each Party irrevocably and unconditionally attains and submits to the jurisdiction of [†], and agrees to service of process issued or authorized by, such court. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL.

16.4 United Nations Convention

THE PARTIES EXPRESSLY DISCLAIM AND EXCLUDE THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

16.5 Business Day

In the event that an obligation to be performed under this Agreement falls due on a day that is not a Business Day, the obligation shall be deemed due on the next Business Day thereafter.

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16.6 Notices

Notices, invoices, communications, and payments hereunder shall be deemed made and given three (3) days after sending if sent by registered or certified envelope, postage prepaid, and one (1) day after sending if sent by courier or by facsimile transmission, and addressed to the Party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing by one Party to the other from time to time:

To Xenon:	Xenon Pharmaceuticals Inc.
3650 Gilmore Way
Burnaby, BC
CANADA
V5G 4W8
Attention: President and Chief Executive Officer
Facsimile: 604-484-3450

With a copy (which	Xenon Pharmaceuticals Inc.
shall not constitute	3650 Gilmore Way
notice) to:	Burnaby, BC
V5G 4W8
Attention: General Counsel and Corporate Secretary
Facsimile: 604-484-3450

To Ivax:	Ivax International GmbH
Alpenstrasse 2
8640 Rapperswil
SWITZERLAND
Attention: Managing Director
Facsimile: 41-55-220-1049

With a copy (which shall not constitute notice) to:
Teva Pharmaceuticals
1090 Horsham Road
North Wales, PA 19454
USA
Attention: Chief Legal Officer
Facsmile: 215-293-6499

16.7 Force Majeure

No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from

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any cause or causes beyond the reasonable control of such Party, including the following: acts of God; acts or omissions of any government; any inordinate or unanticipated delays in the regulatory review or governmental approval processes that are within the sole control of such government or governmental agency; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion; PROVIDED that such failure or omission resulting from one of the above causes is corrected as soon as is practicable after the occurrence of one or more of the above mentioned causes by the Party claiming force majeure taking all reasonable steps within its power to resume compliance with its obligations with the least possible delay. The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ten (10) Business Days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event.

16.8 Independent Contractors

It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Xenon or Ivax to act as agent for the other.

16.9 No Strict Construction

This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.10 No Implied Waivers; Rights Cumulative

No failure on the part of Xenon or Ivax to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

16.11 Severability

If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole.

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16.12 Execution in Counterparts

This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. For purposes of execution, a copy of this Agreement or any amendment hereto will be deemed an original (including a printed copy of a PDF file delivered via email or a facsimile transmitted telephonically via a fax machine). Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following such execution.

16.13 No Third Party Beneficiaries or Obligors

No Person other than Ivax, Xenon and their respective permitted successors and assigns hereunder shall be deemed an intended beneficiary hereunder, nor have any right to enforce any obligation of any Party to this Agreement, nor shall any Person other than Ivax and Xenon and their respective permitted successors and assigns have any obligations to any Party under this Agreement.

16.14 Entire Agreement

This Agreement contains the entire agreement of the Parties with respect to the matters referred to herein.

16.15 Amendment

This Agreement, including the Schedules hereto (with the exception of Schedule C, which may be amended pursuant to Section 2.3), may only be amended by a written document duly executed by authorized signatories of each of the Parties.

16.16 Compliance

The Parties shall comply fully with all Applicable Law in connection with their respective activities under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

XENON PHARMACEUTICALS INC.

By:	/s/ Simon Pimstone
Name: Simon Pimstone
Title: President and Chief Executive Officer

IVAX INTERNATIONAL GMBH

By:	/s/ Naama Baram
Name: Naama Baram
Title: General Manager

By:	/s/ R. David Koch
Name: R. David Koch
Title: Managing Officer

Signature Page

to

COLLABORATIVE DEVELOPMENT AND

LICENSE AGREEMENT

SCHEDULE A - XEN402

[†]

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A-1

SCHEDULE B - XEN403

[†]

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B-1

SCHEDULE C - INITIAL SUMMARY COLLABORATIVE DEVELOPMENT PLAN

[†]:

(1)	[†],

(2)	[†], and

(3)	[†].

[†].

[†].

[†].

The Phase II Clinical Trials and/or Phase III Clinical Trials may include the Indications and subject genotypes as set out in the table below.

XEN402 Formulation	Indication	Genotype
Topical	Primary erythromelalgia	[†]
	[†]	[†]
	[†]	[†]

Oral	[†]	[†]
	[†]	[†]
	[†]	[†]

Selection of Clinical Trials and protocols will be set out in the Collaborative Development Plan.

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C-1

SCHEDULE D - IVAX BACKGROUND PATENT RIGHTS

There are no Ivax Background Patent Rights as of the Effective Date.

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D-2

SCHEDULE E - XENON BACKGROUND PATENT RIGHTS

Entry	Xenon File No.	PCT Application Publication No. / Filing Date	Title	Priority Application/ Priority Date	Active Jurisdictions (via PCT National/Regional Phase)
Section I: XEN402 and XEN403 Product Patent Applications
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]	[†]	[†]
Section II: Diagnostics for SCN9A Variants
[†]	[†]	[†]	[†]	[†]	[†]

*	Denotes non-PCT (direct) national filing (conducted simultaneously with the corresponding PCT application, as applicable).

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E-1

SCHEDULE F - XENON CO-PROMOTION RIGHTS

Xenon Co-Promotion Right

Subject to the following provisions, Xenon shall have the exclusive right and option, at its election, to co-Promote the Products within and throughout the Co-Promotion Territory (as defined below) (the “Co-Promotion Right”):

1.	Definitions. Unless otherwise specifically defined in this Schedule F, capitalized terms herein shall have the meaning set forth in the Agreement. For purposes of this Schedule F:

“Arbitration” shall have the meaning set forth in paragraph 3(c) below.

“Co-Promotion Agreement” shall have the meaning set forth in paragraph 12 below.

“Co-Promotion Expenses” shall mean [†].

“Co-Promotion Territory” shall mean the US and its territories (including Puerto Rico).

“Detail” or “Detailing” shall mean an interactive personal visit and discussion by a sales representative with a Target Prescriber during which a full presentation emphasizing the features and functions of the Product is undertaken.

“Promotion” shall mean those activities necessary to implement and carry out the Promotional Plan. When used as a verb, “Promote” or “Promoting” means to engage in Promotion.

“Promotional Plan” shall mean the annual promotional plan that will be developed by the Promotional Committee for the Product in the Co-Promotion Territory that is the subject of Xenon’s Co-Promotion Right, such plan to take into consideration the elements set forth in Annex A attached hereto.

“Target Prescriber” shall mean the physicians or other healthcare provider identified in the Promotion Plan.

2.	Co-Promotion Interest. Xenon’s co-promotion interest shall be at least [†] percent ([†]%) and up to [†] percent ([†]%) (the “Co-Promotion Interest”) with respect to the total Promotion for each Product sold within the Co-Promotion Territory.

3.	[†] Notice. [†] following the [†], Ivax will provide notice in writing to Xenon respecting the conditions that, in accordance with standard practices in the pharmaceutical industry for Promoting products of a comparable commercial potential, in Ivax’s reasonable opinion, will indicate that Xenon is able to exercise its right to co-Promote Products in the Co-Promotion Territory (“Ivax Conditions”).

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(a)	Ivax’s Objective Criteria. The Ivax Conditions will be reasonable and objective criteria that, provided they are met by Xenon, will satisfy Ivax in its reasonable opinion that Xenon is able to co-Promote with Ivax in the Co-Promotion Territory those Products that (as of the date of the notice to Xenon referenced in this paragraph 3 above) Ivax anticipates will be the subject matter of the anticipated NDA Filing referenced in paragraph 4 below. While the details of the Ivax Conditions will be fully set forth at the time set forth above, and such details are solely within Ivax’s discretion to determine at that time, the subject matter of the Ivax Conditions will be the following:

(i)	Xenon’s financial position at the time of the anticipated US Product launch date of such Products;

(ii)	Xenon’s number and qualifications of managers for co-promotion activities that must be employed or otherwise retained by Xenon no fewer than a pre-determined number of days prior to the anticipated US Product launch date;

(iii)	Xenon’s number and qualifications of sales representatives for co-promotion activities that must be employed or otherwise retained by Xenon no fewer than a pre-determined number of days prior to the anticipated US Product launch date; and

(iv)	Any such other reasonable and objective criteria consistent with standard practices in the pharmaceutical industry for Promoting products in the Co-Promotion Territory, including the existence of a compliance program.

(b)	Xenon’s Right to Protest. Xenon will provide a response to Ivax, within [†] following receipt of the Ivax Conditions, as to whether Xenon agrees that the Ivax Conditions are reasonable and objective criteria as provided above, and an appropriate prerequisite for Xenon to exercise its right to co-Promote the relevant Products in the Co-Promotion Territory as set forth in paragraph 6 below. In the event Xenon does not agree that the Ivax Conditions are such reasonable and objective criteria, Xenon will provide written notice of its position to Ivax (“Xenon Notice”), and the Parties shall endeavour in good faith to agree on the Ivax Conditions as promptly as possible. Where the Parties cannot agree upon such Ivax Conditions within [†] of the Xenon Notice, Xenon shall have the right to submit this matter to Arbitration as defined in paragraph 3(c), for a final and binding determination.

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(c)	Matters referred pursuant to paragraph 3(b) and paragraph 12 shall be resolved through binding arbitration in accordance with this paragraph 3(c) and under [†]. The proceedings and decisions of the arbitrator shall be confidential, final and binding on the Parties. The arbitration shall take place in [†] and will be conducted by one (1) arbitrator who shall be reasonably acceptable to the Parties and who shall be appointed in accordance with [†] rules. If the Parties are unable to select an arbitrator within ten (10) Business Days of the submission of the relevant matter to arbitration, then the arbitrator shall be appointed in accordance with [†] rules. The arbitration shall be conducted at a pace to render a decision by the arbitrator as soon as practicable, and in the event of arbitration pursuant to paragraph 12, no later than ninety (90) days after the selection of the arbitrator. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute. The Parties agree that the arbitrator will have the discretion to assess all reasonable expenses of arbitration (including arbitration fees, expert fees, arbitration costs and attorney’s fees) against the losing Party. Any decision rendered in such arbitration may be enforced by either Party in any state, provincial, or federal court with jurisdiction over the Party against whom the decision is sought to be enforced.

4.	Ivax Anticipated Filing Notice. Not less than [†] and not longer than [†] prior to Ivax, its Affiliates or Sublicensees anticipated filing of the first Product NDA Filing with the applicable Regulatory Authority in the US, Ivax shall give notice in writing to Xenon of such anticipated filing (the “Anticipated Filing Notice”). Such Anticipated Filing Notice shall specify:

(a) the Product, and

(b) the anticipated date of the NDA Filing for such Product.

Upon delivery of an Anticipated Filing Notice, Ivax and Xenon shall forthwith enter into good faith discussions and endeavor to finalize and execute a Co-Promotion Agreement as set forth in paragraph 12 below.

5.	Ivax Co-Promotion Notice. Not less than [†] following the date of the US NDA Filing set forth in paragraph 4 by Ivax, its Affiliates or Sublicensees, Ivax shall give notice in writing to Xenon (a “Co-Promotion Notice”). Such Co-Promotion Notice shall specify:

(a) the Product,

(b) the date of the NDA Filing, and

(c) the anticipated US Product launch date.

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6.	Xenon Exercise Notice. Subject to paragraph 7 below, Xenon may, at its election, exercise its Co-Promotion Right in respect of the Product by giving notice in writing to Ivax within [†] after receipt of a Co-Promotion Notice that Xenon will fulfill all of the Ivax Conditions prior to NDA Approval of the Product (an “Exercise Notice”). For clarity, the Parties confirm that, for purposes of such Exercise Notice, any Exercise Notice shall be considered an Exercise Notice respecting all Products containing XEN402 or all Products containing XEN403, as applicable. Any such Exercise Notice shall specify the specific percentage Co-Promotion Interest of Xenon applicable to such Products.

(a)	The Exercise Notice shall set forth the Ivax Conditions met by Xenon at the time of the Exercise Notice, and the Ivax Conditions that are not yet met by Xenon at the time of the Exercise Notice. To the extent required by the Ivax Conditions, such Exercise Notice shall also provide relevant Xenon financial statements and other relevant financial information (including a financing plan, if applicable) relating to Xenon’s ability to co-Promote the applicable Products.

(b)	To the extent any Ivax Conditions are not yet met by Xenon at the time of the Exercise Notice, Xenon shall set forth in the Exercise Notice a detailed plan for meeting all such Ivax Conditions by the applicable deadlines. Thereafter, Xenon shall submit to Ivax by the applicable deadline for each such Ivax Condition a report setting forth information verifying to Ivax that Xenon has fulfilled such Ivax Condition.

(c)	In the event Xenon fails to meet any reasonable and objective criteria of an Ivax Condition by the applicable deadline, Ivax has the right, at its sole discretion, to determine that such failure is a material breach of Xenon’s Co-Promotion Right. In the event of any such determination by Ivax of such material breach, within [†] following date of the applicable deadline, Ivax shall provide written notice (a “Co-Promotion Breach Notice”) to Xenon specifying the material breach. If Xenon fails to cure such material breach within [†] following the date on which the Co-Promotion Breach Notice is delivered to Xenon, Xenon’s Co-Promotion Right shall, without further act by either Party, terminate.

7.	Failure to Deliver an Exercise Notice. If Xenon does not give an Exercise Notice within [†] after the latter of (i) the date that Xenon receives a Co-Promotion Notice or (ii) the date of the final determination of the Arbitration referenced in Section 3(b) above, the Xenon Co-Promotion Right shall, without further act by either Party, terminate.

8.	Failure to Receive Regulatory Approval. If Ivax does not receive Regulatory Approval for the particular Product described in the NDA Filing referenced in the Co-Promotion Notice, if and as applicable, for the next Product that Ivax seeks Regulatory Approval in the US, Ivax shall give to Xenon a new Anticipated Filing Notice and new Co-Promotion Notice for such Product pursuant to the provisions of paragraph 4 and paragraph 5 above, and Xenon may thereafter exercise its Co-Promotion Right respecting such Products pursuant to paragraph 6, subject to paragraph 7.

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9.	Royalty Payments if Not Co-Promoting. If Xenon does not exercise its Co-Promote Right under paragraph 6 above, or upon Xenon exercising its right to cease co-promotion activity for Products as set forth under paragraph 12(f) below, then, notwithstanding any term of the Agreement to the contrary, Ivax shall pay to Xenon Royalty Payments applicable to such Products in the Co-Promotion Territory, in the manner and at the times provided in the Agreement.

10.	No Royalty Payments if Co-Promoting. If Xenon exercises its Co-Promotion Right under paragraph 6 above, subject to paragraph 12(f) of this Schedule F and for such time that Xenon continues such co-promotion activity, no Royalty Payments respecting Products shall be payable by Ivax to Xenon within the Co-Promotion Territory.

11.	Co-Promotion Fee. If Xenon exercises its Co-Promotion Right under paragraph 6 above, Xenon shall pay to Ivax the sum of an Initial Co-Promotion Fee and a Development Compensation Fee (such sum which shall hereinafter be referred to as the “Co-Promotion Fee”):

(a)	Initial Co-Promotion Fee payable by Xenon. Xenon shall pay to Ivax a one-time only “Initial Co-Promotion Fee”. Such Initial Co-Promotion Fee shall be calculated according to the formula set forth below:

Initial Co-Promotion Fee =	(Xenon Co-Promotion Interest)

x

(Amount equivalent to the total Milestone Payments paid or payable by Ivax relating to (i) the Commencement of Phase III Trial Milestone Event ($[†]), and (ii) the First NDA Filing with FDA Milestone Event in the Co-Promotion Territory (e.g., $[†]))

By way of example, [†]

(b)

Development Compensation Fee payable by Xenon. In addition to the Initial Co-Promotion Fee payable by Xenon set forth in paragraph 11(a), Xenon shall also pay to Ivax, a one-time only “Development Compensation Fee”. Such

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Development Compensation Fee shall be calculated according to the formula set forth in below:

Development Compensation Fee =	(Xenon Co-Promotion Interest)

x

(Ivax US Product Development Costs)

By way of example, [†]

“Ivax US Product Development Costs” shall [†].

(c)	Payment Dates. The Co-Promotion Fee payable to Ivax shall be paid by Xenon in [†], and on the dates, as follows:

(i)	[†]% of the Co-Promotion Fee amount payable shall be paid in the form of a credit to Ivax against the NDA Approval Development Milestone Payment payable by Ivax to Xenon respecting the NDA Approval in the US for the Products to which Xenon has exercised its Co-Promotion Right.

In the event that, as of the date of the NDA Approval in the US for which Xenon has exercised its Co-Promotion Right, both the First NDA Approval Development Milestone Payment and the Second NDA Approval Development Milestone Payment (each of the foregoing Milestone Payments as set forth in Section 7.2 of the Agreement) have already been paid by Ivax to Xenon in consideration for other NDA Approvals in other jurisdictions in the Territory, Xenon shall pay [†]% of the Co-Promotion Fee to Ivax within thirty (30) days following receipt of notice from Ivax that it has obtained the NDA Approval in the US for the Product to which Xenon has exercised its Co-Promotion Right; and

(ii)	the remaining [†]% of the Co-Promotion Fee amount payable shall thereafter be paid in the form of a credit to Ivax against one or more of the following future amounts payable by Ivax to Xenon (ie, payments payable to Xenon under this Agreement after the date of the NDA Approval in the US referenced in subparagraph 11(d)(i) above): the Second NDA Approval Milestone Payment, or the Sales Milestone Event, or the Operating Profits.

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In the event that Xenon does not pay the entire Co-Promotion Fee as set forth under subparagraphs 11(c)(i) and 11(c)(ii) above, Xenon shall be obligated to pay the balance of the Co-Promotion Fee to Ivax upon termination of the Agreement, provided, however, that in the event of termination of this Agreement as the result of a breach by Ivax or any of its Affiliates, Ivax shall have the right to set off such balance against the damages attributable to such breach.

(d)	NDA Approval Milestone Payment. If Xenon exercises its Co-Promotion Right under paragraph 6 above, subject to paragraph 12(f) of this Schedule F and for such time that Xenon continues such co-Promote activity, the Milestone Payment paid or payable by Ivax relating to the First NDA Approval with FDA Milestone Event in the Co-Promotion Territory (e.g., $[†]) shall be reduced by the Co-Promotion Interest percentage multiplied times [†] percent ([†]%).

By way of example, [†]

(e)	Sales Milestone Payment. If Xenon exercises its Co-Promotion Right under paragraph 6 above, subject to paragraph 12(f) of this Schedule F and for such time that Xenon continues such co-Promotion activity, the Sales Milestone Payment set forth in Section 7.3 of the Agreement ($[†]M) shall only be paid in Ivax’s first fiscal year for which aggregate annual gross sales (sold by Ivax or any of its Affiliates or Sublicensees, as applicable) of Products outside the Co-Promotion Territory are equal to or greater than [†] Dollars ($[†]), and shall also be reduced to [†] Dollars ($[†]) in such event.

12.	Co-Promotion Agreement. Upon Ivax’s delivery of an Anticipated Filing Notice pursuant to paragraph 4 above, Xenon and Ivax shall forthwith enter into good faith discussions and devote sufficient resources to finalize and execute within one (1) month after Xenon’s delivery of an Exercise Notice to Ivax, a definitive co-promotion agreement with respect to the co-promotion of such Products, which agreement will include among other provisions for planning and overseeing the Promotion of the Product in the Co-Promotion Territory (a “Co-Promotion Agreement”). Each Party shall agree to devote appropriate resources and use commercially reasonable efforts to perform the functions necessary to Promote the Product throughout the Co-Promotion Territory

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consistent with the manner in which it would market and promote products of comparable commercial and medical significance in the Co-Promotion Territory, which are developed and controlled by such Party. If the Parties cannot reach agreement on the terms of the Co-Promotion Agreement by the end of such one-month period, then any remaining issues in such negotiations shall be resolved using the accelerated Arbitration process as provided in paragraph 3(c), and, at Xenon’s election, the Parties then shall complete such negotiations based on such resolution and enter into the Co-Promotion Agreement as soon as practicable thereafter or, alternatively, Xenon shall have the right not to enter into the Co-Promotion Agreement, which right must be exercised within thirty (30) days of the arbitration decision. The Co-Promotion Agreement shall contain commercially reasonable terms, including terms encapsulating the following principles:

(a)	Ivax shall book and invoice each sale of Products within the Co-Promotion Territory. Ivax shall pay to Xenon, not less than once each Calendar Quarter, a share of the Operating Profit from sales of Products within the Co-Promotion Territory for the immediately preceding Calendar Quarter, which percentage share (and payment to Xenon subject to any reconciliation under paragraph 12(c) below), shall be equal to the Co-Promotion Interest.

“Operating Profit” shall mean the Net Sales (as that term is defined in Section 1.1 of the Agreement) for Products in the Co-Promotion Territory less the following additional amounts, all determined in accordance with Ivax’s standard practices, consistently applied:

(i)	[†]; and

(ii)	Co-Promotion Expenses (other than capital costs and taxes) incurred by both Parties and their respective Affiliates and Sublicensees.

The amounts referred to in subparagraphs 12(a)(i) and 12(a)(ii) of this Schedule F will be itemized and listed in the Co-Promotion Agreement by mutual agreement of the Parties each acting reasonably, and in accordance with standard practices in the industry.

(b)	Xenon shall maintain appropriate conditions in accordance with standard practices in the pharmaceutical industry to co-Promote all subsequent Products approved in the Co-Promotion Territory during the term of the Co-Promotion Agreement.

(c)

Each Party shall keep (and shall cause each of its Affiliates and Sublicensees to keep) and make available to the other Party pursuant to this paragraph 12(a) complete and accurate records of the underlying data relating to the amounts referred to in paragraphs 12(a)(i) and 12(a)(ii) of this Schedule F for a period of no more than [†] years. Each Party (the “Auditing Party”) shall have the right

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from time to time (but not more often than once in each Year) at its own expense to have the independent, certified public accountant of the other Party (the “Audited Party”), during the Audited Party’s annual audit period, review any such records of the Audited Party upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of the Audited Party’s records relating to the amounts referred to in subparagraphs 12(a)(i) and 12(a)(ii) of this Schedule F. If the Auditing Party reasonably believes, after reviewing information received from the Audited Party’s independent, certified public accountant, that an additional audit is appropriate to address an apparent discrepancy with respect to the Audited Party’s calculations, then the Auditing Party shall have the right to audit using a major independent, certified public accounting firm reasonably acceptable to the Audited Party in accordance with Section 8.9 of the Agreement. If the review of such records reveals that the Audited Party has failed to accurately report amounts referred to in subparagraphs 12(a)(i) and 12(a)(ii) of this Schedule F, then the Parties shall promptly make the necessary payments and adjustments between themselves to rectify the failure, together with interest on any amounts owing by the Audited Party to the Auditing Party from the date of the failure that gave rise to the owing amount at a rate per annum equal to the lesser of (i) one month London Inter-Bank Offered Rate (LIBOR) fixed by the British Bankers’ Association (BBA), plus [†] percent ([†]%), or (ii) the highest rate permitted by applicable law, compounded annually, and calculated on the number of days such payments are paid after the date such amounts became owing. If any amounts due under this paragraph 12(a) as a result of an audit are greater than [†] percent ([†]%) of the Operating Profits for a Year, the Audited Party shall pay the reasonable costs of such audit. Draft and final audit results and findings shall be shared by the Audited Party and the Auditing Party. If the Audited Party in good faith disputes any conclusion of the accounting firm under this paragraph 12(a), including that the Audited Party owes additional amounts, the Audited Party shall so inform the Auditing Party by written notice within thirty (30) days after receipt of a copy of the audit in question, specifying in detail such dispute. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. If the Parties are unable to resolve such dispute within sixty (60) days after notice by the Audited Party, then the matter shall be resolved pursuant to the terms set forth in Article 13 of the Agreement, and interest shall be payable on any disputed amounts determined to be due in the same manner as provided for in this paragraph 12(a).

(d)

Each Party shall contribute its proportional percentage share of the collective Co-Promotion Expenses, in accordance with the Co-Promotion Interest. The Co-Promotion Expenses will be itemized and listed in the Co-Promotion Agreement by mutual agreement of the Parties, each acting reasonably in accordance with reasonable industry standards. Each Party will bear its proportional share of all such Co-Promotion Expenses, in accordance with the Co-Promotion Interest percentage. As referenced in paragraph 12(a) above, in the

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event that the amounts of such costs incurred by each Party are not in fact equal to their respective share having regard to the Co-Promotion Interest, a reconciliation shall take place each Calendar Quarter respecting these cost amounts, to ensure that each Party bears (only) its proportional share of all such costs, in accordance with the Co-Promotion Interest percentage, and (if applicable) each Calendar Quarter payment by Ivax to Xenon of its share of the Operating Profits (as set forth under paragraph 12(a) above) shall be adjusted (up or down) accordingly.

(e)	Xenon will contribute its percentage share of the total full time equivalent number of sales representatives dedicated to the Detailing and sale of Products within the Co-Promotion Territory, which percentage share shall be equal to the Co-Promotion Interest. Across the Co-Promotion Territory, having regard to the Co-Promotion Interest, Ivax shall have the sole right to assign accounts to both Ivax and Xenon sales representatives, and such Xenon sales representatives shall be responsible for the same proportion of high and low volume accounts and same proportion of primary and secondary Details as are the Ivax sales representatives, and shall pro rata perform as well as the Ivax sales representatives. Each Party will be subject to agreed upon penalties for any non-compliance or shortfalls (eg: minimum call shortfalls). Ivax will have the right, upon reasonable notice to Xenon, to have Ivax management periodically accompany Xenon’s sales representatives in the course of Detailing the Products. If requested by Xenon[†]. For the avoidance of doubt, and notwithstanding anything to the contrary under Article 15 of the Agreement, under no circumstances shall either Party be obliged to indemnify or hold harmless the other Party for negligent or intentional acts or omissions relating to Detailing conducted by the other Party’s sales representatives. The annual incentive compensation (excluding contests and special incentives) of the sales force of Xenon for Detailing the Products as a percentage of base salary shall be [†]; provided, that such incentive compensation is consistent with the financial targets applicable to both Xenon and Ivax as set forth in the Promotion Plan in proportion to the Co-Promotion Interest.

(f)	Xenon shall be permitted, on a Product-by-Product basis, at any time, to cease co-promotion activity within the Co-Promotion Territory, at its sole discretion, after providing Ivax with [†] prior written notice of its intent to cease such co-promotion activity in the Co-Promotion Territory. At the time of cessation, Xenon shall no longer receive a share of the Operating Profit within the Co-Promotion Territory and Ivax shall, as of and following the date of any such cessation, pay to Xenon the Royalty Payments respecting Products, in the manner and at the times provided in the Agreement.

(g)

Ivax and Xenon agree that Xenon shall share with Ivax, proportionately in accordance with its Co-Promotion Interest, up to the next $[†] of any expenditures made by Ivax after the date of the first NDA Approval in the US, related to Development and Phase IV Clinical Trials of the Product to which Xenon has exercised its Co-Promotion Right in the Co-Promotion Territory. Xenon’s

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proportional share of any such additional expenditures, on a Calendar Quarter by Calendar Quarter basis, may be credited to Ivax against Xenon’s share of Operating Profits payable by Ivax to Xenon as set forth under paragraph 12(a) above. Ivax shall be solely responsible for any further expenditures.

(h)	Ivax shall form a “Promotional Committee” that shall be responsible for planning and overseeing the Promotion of the Product within the Co-Promotion Territory. The Promotional Committee shall create an annual Promotional Plan for the Product in the Co-Promotion Territory, which shall contain elements as set forth in Annex A attached hereto, with a budget for Co-Promotion Expenses, and an allocation of responsibility between Ivax and Xenon of all Promotion activities.

(i)	Xenon shall be entitled to have at least one Xenon representative on any Promotional Committee formed by Ivax respecting the Co-Promotion Territory, and on any other related committees formed by Ivax that are specific to the Promotion of the Product in Co-Promotion Territory. The chair of the committee(s) referred to in this paragraph 12(i) shall be a representative from Ivax. If the Parties’ representatives on any committee(s) referred to in this paragraph 12(i) are unable to agree on any matter, then the chair will have the casting and deciding vote. In addition to the foregoing, Xenon shall also be entitled to attend and participate in any other meetings (and receive copies of materials and presentations relevant to such meetings) in which matters are discussed that may be material to the Promotion or further Commercialization of the Product in the Co-Promotion Territory, including but not limited to meetings with key opinion leaders or external advisory boards, but not including any routine internal reporting meetings between Ivax personnel and Ivax’s executive management.

(j)	Each of Xenon and Ivax shall report to the other in writing, not less than once each Calendar Quarter, with respect to their respective Promotion efforts and, in the case of Ivax, providing sales figures, in such detail as Xenon shall reasonably require. All relevant sales representatives performing Detailing calls on behalf of Ivax and Xenon with respect to the Products will maintain written (including electronic) records of all such Detailing calls made to Target Prescribers. The quarterly report of each Party respecting Promotion efforts will be accompanied by summary Detail reports for the period. Each Party on an annual basis may, upon reasonable prior notice to the other Party, audit the other Party’s records to verify that the information disclosed in the quarterly reports is accurate and consistent with the other Party’s obligations herein. If the information disclosed in the quarterly reports is found not to be consistent with the other Party’s obligations herein, the non-complying Party shall pay the reasonable costs of such audit, and shall pay penalties for any such non-compliance or shortfalls as agreed to pursuant to paragraph 12(c).

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(k)	Ivax shall Manufacture, or have Manufactured, each Product in accordance with all Applicable Law and the specifications for such Product as approved by the relevant Regulatory Authority within the Co-Promotion Territory, and shall be responsible for all quality assurance issues arising therefrom. Ivax shall be responsible for all Manufacture, labeling, packaging and distribution of Products in the Co-Promotion Territory, and shall comply with Applicable Law regarding the same.

(l)	Each Party, including its sales representatives, shall Promote the Product in the Co-Promotion Territory in strict adherence with regulatory and professional requirements and all Applicable Law, including the U.S. Federal Food, Drug, and Cosmetic Act of 1938, as amended from time to time, and all rules, regulations and guidance promulgated thereunder; the American Medical Association Gifts to Physicians from Industry Guidelines, as revised from time to time; the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder; and the PhRMA Code on Interactions with Healthcare Professionals promulgated and adopted by the Pharmaceutical Research and Manufacturers of America, which became effective July 1, 2002, as amended from time to time. To the extent a Party has knowledge or becomes aware that the Applicable Law related to Promoting the Product in the Co-Promotion Territory has changed, it will promptly notify the other in writing, and both Parties will as soon as practicable adhere to the updated obligations to Promote the Product under Applicable Law. Pursuant to this paragraph 12(l):

(i)	Each Party shall ensure that it and its respective sales representatives’ statements and claims regarding the Product, including those as to safety and efficacy, are consistent with the applicable product labeling and Marketing Materials. As used herein, “Marketing Materials” shall mean all written, printed, electronic or graphic materials developed by Ivax or its Affiliates and/or on behalf of Ivax and/or its Affiliates by any Third Party, in connection with the Promotion of the Product pursuant to the Promotional Plan in the Co-Promotional Territory, including scientific education materials, professional education materials, any and all patient lists, physician references, Detailing reports, Detailing pieces (such as visual aids and file cards), premium articles, reprints, market surveys, training materials and other reports and related data or programs.

(ii)	Each Party and its sales representatives may only utilize the Marketing Materials that have been approved by the Promotional Committee to Promote the Product in the Co-Promotional Territory. All Marketing Materials shall be owned exclusively by Ivax. Neither Party nor its sales representatives may make any changes in the Marketing Materials, and may not add, delete or modify claims of safety or efficacy stated in the Marketing Materials, without the prior written approval of the Promotional Committee.

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(m)	In accordance with Ivax’s standard practices for its own marketing, Detailing and sales teams, Ivax/or and its Affliates will provide training to and consult with Xenon with respect to the Detailing of the Products in the Co-Promotion Territory, including without limitation, training sessions for purposes of remedial training, education on current developments, new uses or indications, and new Ivax Marketing Materials or programs. If such training and consultation is in addition to the Ivax or Ivax Affiliate’s standard program, Xenon shall bear all Xenon out-of-pocket costs and all Ivax costs (at Ivax’s cost rates, including all out-of-pocket costs of Ivax respecting Ivax employees employed in such training and consultation) respecting such training. If such Xenon participation is in training undertaken by Ivax or an Ivax Afflicate as part of their respective standard marketing, Detailing, or other sales training program(s), Xenon shall be responsible only for its own out-of-pocket costs.

(n)	Ivax shall continue to be solely responsible for the formulation, indications, and packaging for the Products. Ivax may change any packaging at its own discretion with thirty (30) days prior written notice to Xenon. Unless required by Applicable Law, Ivax shall be responsible for the cost of such changes and the cost to change any and all Marketing and promotional materials. If required by Applicable Law, Xenon shall share such costs according to its Co-Promotion Interest. Should Xenon elect to do so, and subject to Applicable Law, product packaging of Products in the Co-Promotion Territory shall include, at Xenon’s sole discretion, the name of Xenon, Xenon trademarks or tradenames, or other Xenon identifying material (collectively, the “Xenon Identifying Material”). Such Xenon Identifying Material shall be in a form and format that is reasonably acceptable to each of Xenon and Ivax, having regard to standard industry practices and Ivax’s previous practices with other companies in this regard.

(o)	As provided under Article 10 of the Agreement (unless the Agreement is terminated earlier), Ivax shall have responsibility for prosecuting and maintaining all patent applications and patents relating to the Products. Ivax shall also have responsibility for all trademark applications and trademarks relating to any trademark, service marks, copyrights and other Intellectual Property rights (if any) relating to the Products within the Co-Promotion Territory. Ivax shall use Diligent Efforts to maintain in the Co-Promotion Territory its trademarks relating to the Products.

(p)	Ivax and Xenon shall each notify each other within two (2) Business Days of receiving any Product complaints. As between Xenon and Ivax, Ivax shall be responsible for addressing all manufacturing defects in the Products. In addition, Ivax shall be responsible for addressing all customer complaints regarding any alleged manufacturing defects of any Product. Ivax shall be responsible for handling and covering the cost of all recalls and returns of Products and replacement of defective Products. Xenon, its Affiliates, Sublicensees, officers, directors, employees or agents shall in no way be responsible for any defects or damages with respect to Products, or their shipment or delivery.

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(q)	Ivax shall use Diligent Efforts to supply sufficient quantities of the Product to meet the requirements of purchasers in the Territory (including in the Co-Promotion Territory).

(r)	[†].

(s)	Ivax shall produce all samples for use in the Promotion of the Product. Ivax shall establish the guidelines for sampling, and shall consult with Xenon with respect thereto. Ivax shall supply such quantities of samples to Xenon as Ivax and Xenon mutually agree is appropriate in connection with Promotion efforts.

(t)	If any Product is recalled by Ivax or Regulatory Authorities in the Co-Promotion Territory, Ivax shall be responsible for all expenses relating to such recall and for all activities to be performed relating to such recall, and Xenon shall repay to Ivax its proportional percentage share of the expenses relating to such recall in accordance with the Co-promotion Interest, except to the extent that such recall is a direct result of activities under the sole control of Ivax. Prior to any such recall, Ivax shall advise Xenon of the situation. Ivax shall provide Xenon with a prepared statement for use in response to inquiries regarding the Product recall which Xenon shall provide to Xenon sales representatives Promoting the Product.

(u)	Each Party shall promptly, and in any event within any time periods required by Applicable Law, give notice in writing to the other of any adverse drug experience associated with the Product. Prior to the first Regulatory Approval for Commercialization of the first Product in the Co-Promotion Territory, and pursuant to the delivery of the Co-Promotion Notice, the Parties shall agree and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Product. Details of the operating procedure respecting such adverse event reports and safety information exchange shall be the subject of a mutually-agreed-to pharmacovigilance agreement between the Parties which shall at that time be made an addendum to the Co-Promotion Agreement.

13. No Conflict

The provisions of this Schedule F are in addition to, and not in substitution for, the other provisions of the Agreement. If there is any conflict between the provisions of this Schedule and any other provisions of the Agreement, the provisions of the Agreement shall prevail.

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SCHEDULE G - PRESS RELEASE

Teva and Xenon Announce Teva’s World Wide License of Xenon’s Pain Drug XEN402

XEN402 is a Strategic Fit for Teva’s Commercial, R&D and Technology focus in CNS and Pain

Jerusalem, and Burnaby, British Columbia DATE — Teva Pharmaceutical Industries Ltd (NYSE: TEVA) and Xenon Pharmaceuticals Inc. (Xenon) announced today that they have entered into a collaborative development and exclusive worldwide license for XEN402. XEN402 is currently in clinical development for a variety of painful disorders. This product specifically targets sodium channels which are abundantly found in sensory nerve endings that can increase in chronic painful conditions. Under the Agreement, Teva will pay Xenon an upfront fee of $41 million. In addition Teva shall pay development, regulatory, and sales-based milestones totaling up to $335M. Xenon is entitled to royalties payable on sales and an option to participate in commercialization in the U.S.

“Teva is building a focused pipeline of novel medicines in select areas of medical need,” stated Dr. Jeremy Levin, President and CEO of Teva Pharmaceutical Industries Ltd. “XEN402 fits this strategy. It holds the potential to address the significant unmet medical need for the many patients who suffer from chronic pain. In addition, XEN402 has the potential for broader therapeutic use across other pain conditions.”

“We are delighted to be collaborating with Teva” said Simon Pimstone, M.D., Ph.D., President and CEO of Xenon. “Teva is among the world’s leading pharmaceutical companies and is building a significant global presence in innovative drug development and commercialization. This partnership with Teva is Xenon’s seventh major pharmaceutical alliance, once again highlighting the value of Xenon’s unique genetics approach and translational R&D capabilities.”

About XEN402

XEN402 treats pain locally at its source through blocking of Nav1.7 and Nav1.8 sodium channels. XEN402 has been studied in human subjects as both oral and topical forms. In a published study, oral XEN402 was shown to be effective at relieving the pain associated with the rare neuropathic pain condition, erythromelalgia (Pain 2012 Jan;153(1):80-5). Topical XEN402 was studied in a phase 2 trial to evaluate for effectiveness in alleviating the pain of post herpetic neuralgia. In this study the proportion of patients reporting clinically meaningful reductions in pain was significantly greater for topical XEN402 than for placebo (p=0.049 for >30% response and p=0.0078 for >50% response).

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) is a leading global pharmaceutical company, committed to increasing access to high-quality healthcare by developing, producing and marketing affordable generic drugs as well as specialty pharmaceuticals and active

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pharmaceutical ingredients. Headquartered in Israel, Teva is a world leading generic drug maker, with a global product portfolio of more than 1,300 molecules and a direct presence in about 60 countries. Teva’s branded businesses focus on CNS, oncology, pain, respiratory and women’s health therapeutic areas. Teva currently employs approximately 46,000 people around the world and reached $18.3 billion in net revenues in 2011.

About Xenon Pharmaceuticals Inc.

Xenon is a privately owned, clinical genetics-based drug discovery and development company engaged in developing novel therapies based on the genetic causes of select metabolic, neurological and cardiovascular diseases. For more information, visit the Company’s website at http://www.xenon-pharma.com.

Teva Safe Harbor

The following discussion and analysis contains forward-looking statements, which express the current beliefs and expectations of management. Such statements involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to: our ability to develop and commercialize additional pharmaceutical products, competition from the introduction of competing generic equivalents and due to increased governmental pricing pressures, the effects of competition on sales of our innovative medicines, especially Copaxone® (including competition from innovative orally-administered alternatives as well as from potential generic equivalents), potential liability for sales of generic medicines prior to a final resolution of outstanding patent litigation, including that relating to our generic version of Protonix®, the extent to which we may obtain U.S. market exclusivity for certain of our new generic medicines, the extent to which any manufacturing or quality control problems damage our reputation for high quality production and require costly remediation, our ability to identify, consummate and successfully integrate acquisitions (including the acquisition of Cephalon), our ability to achieve expected results through our innovative R&D efforts, dependence on the effectiveness of our patents and other protections for innovative medicines, intense competition in our specialty pharmaceutical businesses, uncertainties surrounding the legislative and regulatory pathway for the registration and approval of biotechnology-based medicines, our potential exposure to product liability claims to the extent not covered by insurance, any failures to comply with the complex Medicare and Medicaid reporting and payment obligations, our exposure to currency fluctuations and restrictions as well as credit risks, the effects of reforms in healthcare regulation and pharmaceutical pricing and reimbursement, adverse effects of political instability and adverse economic conditions, major hostilities or acts of terrorism on our significant worldwide operations, increased government scrutiny in both the U.S. and Europe of our agreements with brand companies, interruptions in our supply chain or problems with our information technology systems that adversely affect our complex manufacturing processes, the impact of continuing consolidation of our distributors and customers, the difficulty of complying with U.S. Food and Drug Administration, European Medicines Agency and other regulatory authority requirements, potentially significant

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impairments of intangible assets and goodwill, potential increases in tax liabilities resulting from challenges to our intercompany arrangements, the termination or expiration of governmental programs or tax benefits, any failure to retain key personnel or to attract additional executive and managerial talent, environmental risks, and other factors that are discussed in our Annual Report on Form 20-F for the year ended December 31, 2011 and in our other filings with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements or other information contained in this report, whether as a result of new information, future events or otherwise.

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SCHEDULE H – THIRD PARTY AGREEMENTS

1. Master Services Agreement dated June 3, 2010 between Xenon Pharmaceuticals Inc. and [†].

2. Master Services Agreement dated July 25, 2007 between [†] and Xenon Pharmaceuticals Inc.

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H-1

GUARANTEE OF PERFORMANCE

THIS GUARANTEE is made effective as of December 7, 2012.

BETWEEN:

TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli limited liability corporation having its principal place of business at 5 Basel Street, Petach, Tikva, 49131, Israel

(“Teva”)

AND:

XENON PHARMACEUTICALS INC., a Canadian corporation having its principal place of business at 3650 Gilmore Way, Burnaby, British Columbia, V5G 4W8

(“Xenon”)

WHEREAS:

A.	Xenon has entered into a Collaborative Development and License Agreement (the “Agreement”) with Ivax International GMBH (“Ivax”), a wholly-owned subsidiary of Teva, upon the condition that Teva guarantee the performance of the financial obligations of Ivax under the Agreement;

B.	Teva is prepared to guarantee the performance of the financial obligations of Ivax under the Agreement upon the terms set out herein;

IN CONSIDERATION of Xenon entering into the Agreement with Ivax, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Teva hereby unconditionally guarantees to Xenon the due and punctual performance by Ivax of all obligations of Ivax (financial or otherwise) under the Agreement. The following terms apply to this Guarantee:

(a)	Teva hereby unconditionally, absolutely and irrevocably guarantees and covenants to Xenon the full performance, observance and satisfaction of, any and all obligations as and when due by Ivax to Xenon under the Agreement (the “Guaranteed Obligations”),

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(b)	The liability of Teva pursuant to this Guarantee shall not be discharged, limited or released by any extensions of time for any Guaranteed Obligations granted by Xenon to Ivax.

(c)	If any default shall be made in the performance, observance and satisfaction of any of the Guaranteed Obligations, Teva covenants and agrees with Xenon that following receipt from Xenon of notice of such default , it shall perform, observe and satisfy for the benefit of Xenon forthwith any and all of the Guaranteed Obligations in respect of which such default will have occurred, on the same terms and conditions and subject to the same rights, benefits and limitations as are applicable under the Agreement respecting the carrying out of such Guaranteed Obligations by Ivax under the Agreement.

(d)	Until there has been full performance, observance, satisfaction and payment of all of the Guaranteed Obligations, the rights of Xenon and the obligations of Teva under this Guarantee shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired, terminated or prejudiced by, the dissolution, winding-up or other cessation of existence of Ivax, the amalgamation of Ivax with another corporation, the appointment of a custodian, liquidator, receiver or trustee in respect of the assets or undertaking, in whole or in part, of Ivax, any arrangement, bankruptcy, composition, insolvency, liquidation, readjustment, receivership, reorganization or other similar proceeding or occurrence relating to Ivax, or any assignment by Ivax for the benefit of creditors.

(e)	In any action commenced by Xenon to enforce this Guarantee against Teva, Teva shall be entitled, in relation to the Guaranteed Obligations, to any and all of the rights, defenses and equities to which Ivax would be entitled in respect of such Guaranteed Obligations.

(f)	The foregoing guarantee shall be fully enforceable against Teva without Xenon first bringing legal process against or exhausting any remedy against Ivax.

(g)	Xenon may assign, grant, pledge or transfer its interest in this Guarantee or any of the guaranteed liabilities or any power, remedy or right of Xenon hereunder on the same terms upon which Xenon may assign its interest in the Agreement.

(h)	No waiver on the part of Xenon to exercise, and no delay in exercising, any right hereunder will operate as a waiver of this Guarantee, nor will any single or partial exercise of any right hereunder preclude the other or further exercise thereof of the exercise of any other right. The remedies provided hereunder are not exclusive of any remedies provided at law.

(i)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada in force therein without reference to any rules of conflict of laws.

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2

IN WITNESS WHEREOF, the parties hereto have executed this Guarantee on the dates stated below:

XENON PHARMACEUTICALS INC.

Per:	/s/ Simon Pimstone
Name: Simon Pimstone
Title: President and Chief Executive Officer

Date:	December 7, 2012

TEVA PHARMACEUTICAL INDUSTRIES LTD.

Per:	/s/ Gyal Desheh
Name: Gyal Desheh
Title: EVP and CFO

Date:	December 7, 2012

TEVA PHARMACEUTICAL INDUSTRIES LTD.

Per:	/s/ Judith Vardi
Name: Judith Vardi
Title: President & CEO of EMIA and APAC

Date:	December 7, 2012

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March 27, 2013

Xenon Pharmaceuticals Inc.

200 - 3650 Gilmore Way

Burnaby, BC

Canada

Facsimile: 604-484-3450

(“Xenon”)

Re:	Letter of agreement (the “Letter Agreement”) regarding the assignment of manufacture and supply agreements as described in the Collaborative Development and License Agreement and regarding certain third party services under such agreements.

Dear President and Chief Executive Officer,

We refer to the Collaborative Development and License Agreement dated December 7th, 2012 by and between Ivax International GmbH (“Ivax”) and Xenon, pursuant to which Xenon and Ivax collaborate on the clinical development of certain compounds, and Ivax and its Affiliates shall further develop, manufacture and sell products containing such compound(s) (the “Agreement”).

Pursuant to section 5.1 of the Agreement, Ivax has the sole right and responsibility for, and control over, all Manufacturing of XEN402, XEN403 and Products, at its sole cost. In order to comply with such right and responsibility, the Parties agreed that Xenon shall devote all reasonable commercial efforts to assign the Third Party agreements identified in Schedule H (“Third Party Agreements”) to Ivax, and effecting the assignment of the Third Party Agreements within thirty (30) days after the Effective Date of the Agreement.

Without derogating from section 5.1, the Parties hereby agree:

1.	To amend and expand Schedule H to include the Master Services Agreement dated [†] between Xenon and [†], as amended pursuant to the Amendment #1 dated for reference [†] and the letter agreement dated [†] (hereinafter collectively referred to as the “[†] MSA”), and further agree that the term “Third Party Agreements” is and shall hereafter be deemed to include the [†] MSA.

2.	That Xenon is to withhold from contacting the relevant Third Parties to obtain their consent (as applicable) to assign such Third Party Agreements and to otherwise withhold from effecting such assignments as described in Section 5.1 of the Agreement, in order to allow the smooth transaction of the Manufacture by said Third Parties, until such time(s) that:

Teva Pharmaceutical Industries Ltd.

Tel: +972.3.9267267     Fax. +972.3.9267425.     5 Basel Street, Petach Tikva, Israel. 49131 www.tevapharm.com

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a.	with respect to the [†] MSA (as defined below), that the (4) Work Orders described in paragraph 4(a) below have been executed; and

b.	with respect to the [†] MSA, that the (1) Task Order described in paragraph 4(b) below has been executed; and

c.	with respect to the Master Services Agreement dated [†] between Xenon and [†], as amended pursuant to the Amending Agreement made and dated as of [†] (hereinafter collectively referred to as the “[†] MSA”), within [†] days following the date of this Letter Agreement; and/or

d.	such other date or time that may hereafter be agreed upon by and between duly authorized signatories of the Parties in writing.

3.	As of the dates referenced in paragraph 2 above, Xenon shall resume reasonable commercial efforts to obtaining the consent(s) to assign the relevant Third Party Agreement(s) to Ivax and effecting such assignment(s).

4.	Until the assignment of each Third Party Agreement takes place, the Parties hereby agree that Xenon shall proceed doing business under the Third Party Agreement(s) on behalf of and in cooperation with Ivax, in order to facilitate the conduct of certain services by said Third Parties as described below, and Ivax shall reimburse Xenon, through its affiliate Teva Pharmaceutical Industries Ltd (“Teva”), within [†] after the last day of the month of which the invoice was received by Teva, for payments made by Xenon to such Third Parties relating to such services, further details of which are set forth below:

a.	Pursuant to the Master Services Agreement made as [†] between Xenon Pharmaceuticals Inc. and [†], as amended February 20, 2013 (hereinafter collectively referred to as the “[†] MSA”), [†] shall proceed providing the services, and on behalf of Ivax Xenon shall make payments to [†], each as described in:

i.	Work Order #[†];

ii.	Work Order #[†];

iii.	Work Order #[†]; and

iv.	Work Order #[†].

b.	Pursuant to the [†] MSA, [†] shall proceed providing the services, and on behalf of Ivax Xenon shall make payments to[†], each as described in:

i.	Task Order #[†], relating to [†] (such services which the Parties currently anticipate will commence in [†]).

5.	As of the date of assignment of the [†] MSA, Xenon shall also assign to Ivax, the (4) Work Orders referenced in paragraph 4(a) above.

6.	As of the date of assignment of the [†] MSA, Xenon shall also assign to Ivax, the Task Order referenced in paragraph 4(b) above.

Teva Pharmaceutical Industries Ltd.

Tel: +972.3.9267267     Fax. +972.3.9267425.     5 Basel Street, Petach Tikva, Israel. 49131 www.tevapharm.com

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

7.	The Agreement shall be construed in conjunction with this Letter Agreement as an integral part thereof and shall remain of full force and effect, save as specifically amended herein. The remaining terms and conditions of the Agreement shall continue in full force and effect. However, if there are any inconsistencies between the terms of this Letter Agreement and the provisions of Agreement, then this Letter Agreement shall prevail.

8.	All capitalized terms used in this Letter Agreement, which are not otherwise defined herein, shall have the same meaning as ascribed to such terms in the Agreement.

We would like to take this opportunity to thank you for your cooperation on this project.

Please confirm your agreement to the above by signing both copies of this Letter Agreement, returning one copy to me at the address above and retaining a copy for your records.

Yours sincerely,

Ivax International GmbH,

By:	/s/ Naam Baram
	Name:	Naama Baram
	Title:	General Manager

By:	/s/ David Koch
	Name:	David Koch
	Title:	Managing Officer

Countersigned for and on behalf of Xenon Pharmaceuticals Inc.,

By:	/s/ Simon Pimstone
	Name:	Simon Pimstone
	Title:	President and CEO

Cc:	Xenon Pharmaceuticals Inc., 200 - 3650 Gilmore Way, Burnaby, BC, Canada

Attention: General Counsel and Corporate Secretary. Facsimile: 604-484-3450

Teva Pharmaceutical Industries Ltd.

Tel: +972.3.9267267     Fax. +972.3.9267425.     5 Basel Street, Petach Tikva, Israel. 49131 www.tevapharm.com

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

IVAX International GmbH
Alpenstrasse 2
8640 Rapperswil
Switzerland
Tel: +41 (0)55 220 1040
Fax: +41 (0)55 220 1049

April 4, 2013

Xenon Pharmaceuticals Inc.

200 - 3650 Gilmore Way

Burnaby, BC

Canada

Facsimile: 604-484-3450

(“Xenon”)

Re:	Letter of agreement (the “Letter Agreement #2”) regarding certain third party services to be conducted in furtherance of clinical development activities under the Collaborative Development and License Agreement.

Dear President and Chief Executive Officer,

We refer to the Collaborative Development and License Agreement dated December 7th, 2012, as amended by a Letter of Agreement dated March 27, 2013, by and between Ivax International GmbH (“Ivax”) and Xenon, pursuant to which Xenon and Ivax collaborate on the clinical development of certain compounds, and Ivax and its Affiliates shall further develop, manufacture and sell products containing such compound(s) (the “Agreement”).

The Parties hereby agree:

1.	Provided that Xenon has first received a written request to engage such Third Party consultants and/or service providers from one or more persons designated in writing from time to time by a duly authorized signatory of Teva as having the authority to provide such request (such designated persons which shall include its Project Leader under the Agreement (currently Dr. Shoshi Tessler) and/or Dr. Michaela Vardi), such written request which may be in the form of an email or otherwise, in cooperation with Ivax, Xenon may and shall proceed doing business under its consulting agreements and/or services agreements with such Third Parties in order to facilitate the conduct of certain services by these consultants/service providers which are and/or shall be contemplated under the Collaborative Development Plan of the Agreement, and Ivax shall reimburse Xenon, through its affiliate Teva Pharmaceutical Industries Ltd (“Teva”), within 60 days after the last day of the month of which the invoice was received by Teva, for payments made by Xenon to such consultants/service providers relating to such services.

2.	The Agreement shall be construed in conjunction with this Letter Agreement #2 as an integral part thereof and shall remain of full force and effect, save as specifically amended herein. The remaining terms and conditions of the Agreement shall continue in full force and effect. However, if there are any inconsistencies between the terms of this Letter Agreement #2 and the provisions of Agreement, then this Letter Agreement #2 shall prevail.

Teva Pharmaceutical Industries Ltd.

Tel: +972.3.9267267     Fax. +972.3.9267425.     5 Basel Street, Petach Tikva, Israel. 49131

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

IVAX International GmbH Alpenstrasse 2 8640 Rapperswil Switzerland Tel: +41 (0)55 220 1040 Fax: +41 (0)55 220 1049

3.	All capitalized terms used in this Letter Agreement #2, which are not otherwise defined herein, shall have the same meaning as ascribed to such terms in the Agreement.

We would like to take this opportunity to thank you for your cooperation on this project.

Please confirm your agreement to the above by signing both copies of this Letter Agreement #2, returning one copy to me at the address above and retaining a copy for your records.

Yours sincerely,

Ivax International GmbH,

By:	/s/ Naama Baram
	Name:	Naama Baram
	Title:	General Manager

By:	/s/ David Koch
	Name:	David Koch
	Title:	Managing Officer

Countersigned for and on behalf of Xenon Pharmaceuticals Inc.,

By:	/s/ Karen G. Corraini
Name: Karen G. Corraini
Title: General Counsel and Corporate Secretary

Cc:	Xenon Pharmaceuticals Inc., 200 - 3650 Gilmore Way, Burnaby, BC, Canada

Attention: General Counsel and Corporate Secretary. Facsimile: 604-484-3450

Teva Pharmaceutical Industries Ltd.

Tel: +972.3.9267267     Fax. +972.3.9267425.     5 Basel Street, Petach Tikva, Israel. 49131

[†] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION